UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

VISTRA ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018 Annual Meeting

of Stockholders and

Proxy Statement

2018 Annual Meeting of Stockholders:

Tuesday, May 1, 2018, at 8:30 a.m.

Omni Mandalay Hotel at Las Colinas

221 East Las Colinas Boulevard

Irving, Texas 75039

Whether or not you will be able to attend the 2018 annual meeting,

please vote your shares promptly so that you may be represented at the meeting.

6555 Sierra Drive

Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 3, 2018

To the Stockholders of Vistra Energy Corp.:

The 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) of Vistra Energy Corp. will be held at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039 on Tuesday, May 1, 2018 at 8:30 a.m. for the following purposes:

1.	To elect directors to serve until the 2021 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, named executive officer compensation;

3.	To act upon a resolution, on an advisory basis, regarding whether the advisory stockholder vote on the compensation of named executive officers should occur every one, two or three years;

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

5.	To transact such other business as may properly come before the 2018 Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 23, 2018 as the time as of which stockholders entitled to notice of, and to vote at, the meeting and any adjournments thereof shall be determined.

Whether or not you will be able to attend the meeting, PLEASE VOTE YOUR SHARES PROMPTLY BY EITHER SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR CASTING YOUR VOTE VIA TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD. No postage need be affixed to the enclosed reply envelope if it is mailed from within the United States.

Cecily Small Gooch
Senior Vice President, Associate General Counsel,
Chief Compliance Officer and Corporate Secretary

6555 Sierra Drive

Irving, Texas 75039

PROXY STATEMENT

April 3, 2018

GENERAL INFORMATION

A proxy in the accompanying form is solicited by the Board of Directors (the “Board”) of Vistra Energy Corp. (the “Company”) on behalf of the Company for use at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) to be held at the Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039 on Tuesday, May 1, 2018 at 8:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying Notice.

The close of business on March 23, 2018 has been fixed as the time as of which stockholders entitled to notice of, and to vote with respect to, the 2018 Annual Meeting and any adjournments thereof shall be determined. At such date there were outstanding and entitled to vote 428,482,450 shares of Company common stock. Each share is entitled to one vote on all matters submitted to a vote of the stockholders at the 2018 Annual Meeting.

These materials are being mailed or given to stockholders on or about April 3, 2018, and include the Notice, Proxy Statement, proxy card and 2017 Annual Report to Stockholders (the “Annual Report”), which includes our audited consolidated financial statements. The Company will bear the costs of solicitation.

Stockholders of record may vote by one of the following methods: (i) completing and signing the proxy card and mailing it to the Company in the enclosed postage-paid envelope; (ii) calling the toll-free telephone number (1-866-829-5001) provided on the proxy card; (iii) voting on the Internet at the website www.proxypush.com/VST; or (iv) in person at the 2018 Annual Meeting. Voting by telephone is not available to stockholders outside of the United States. Complete instructions for voting by any of the above methods are included on the proxy card. Stockholders who hold their shares in street name should refer to information forwarded to them by the bank, broker, or other holder of record of their shares for their voting options. If you are not a stockholder of record, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the meeting.

The shares represented by any proxy duly given as a result of this request will be voted in the manner directed by the stockholder giving such proxy. If no direction is given, the proxy will be voted FOR Proposals 1, 2, 3 and 5 and FOR the approval, on a non-binding advisory basis, of a frequency of ONE YEAR as the frequency with which stockholders are provided an advisory vote on compensation of our named executive officers with respect to Proposal 4. The proxy will be voted in the discretion of the persons named in the proxy on any other matters which may come before the 2018 Annual Meeting. Any proxy given pursuant to this solicitation is revocable at the option of the person executing the same, before its exercise at the 2018 Annual Meeting, by (i) calling the toll-free telephone number listed above, (ii) accessing the Internet website www.proxypush.com/VST, or (iii) providing written notice to the Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039.

The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual stockholders will generally be kept private and not disclosed to the Company.

The presence in person or by proxy of the holders of a majority of the shares of the Company common stock entitled to vote shall constitute a quorum necessary to transact business at the 2018 Annual Meeting. Directors shall be elected and the frequency with which stockholders will be provided an advisory vote on compensation of our named executive officers shall be authorized by plurality of the votes cast at the 2018 Annual Meeting; abstentions, withholds and non-votes will have no effect. The ratification of our independent registered public accounting firm and the approval (on an advisory basis) of named executive officer compensation shall be authorized by the affirmative vote of at least a majority of the voting power represented in person or by proxy at the 2018 Annual Meeting and entitled to vote thereon.

STOCKHOLDERS’ PROPOSALS FOR THE 2019 ANNUAL MEETING

If a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2019 annual meeting of stockholders, under the rules of the SEC, the proposal must be received by the Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039 on or before the close of business on December 4, 2018 (the 120th day before the one-year anniversary date of the release of these proxy materials to stockholders).

The Company’s restated bylaws require advance notice for any business to be brought before a meeting of stockholders. For business to be properly brought before the 2019 annual meeting of stockholders by a stockholder, written notice of the stockholder proposal must be received by the Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039 between January 1, 2019 (not earlier than the 120th day before the one-year anniversary date of the 2018 Annual Meeting) and January 31, 2019 (not later than the 90th day before the one-year anniversary date of the 2018 Annual Meeting). The stockholder’s notice to the Secretary must contain a brief description of the business to be brought before the 2019 annual meeting of stockholders and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement may be obtained from the Secretary of the Company at the address provided above or on the Company’s website.

MANAGEMENT

The following table sets forth information regarding our current executive officers and directors as of the date hereof. Ages are as of April 3, 2018.

Name	Age	Position / Office
Curtis A. Morgan	57	President, Chief Executive Officer and Director
Gavin R. Baiera	42	Director, Chairman of the Compensation Committee
Jennifer Box	36	Director
Brian K. Ferraioli	62	Director, Chairman of the Audit Committee
Scott B. Helm	53	Director, Chairman of the Board
Jeff D. Hunter	52	Director
Cyrus Madon	52	Director
Geoffrey D. Strong	43	Director
James A. Burke	49	Executive Vice President and Chief Operating Officer
J. William Holden	57	Executive Vice President and Chief Financial Officer
Carrie Lee Kirby	50	Executive Vice President and Chief Administrative Officer
Stephanie Zapata Moore	44	Executive Vice President and General Counsel
Sara Graziano	35	Senior Vice President of Corporate Development and Strategy
Scott A. Hudson	54	Senior Vice President and President Retail
Stephen J. Muscato	47	Senior Vice President and Chief Commercial Officer

Directors

Scott B. Helm, Chairman of the Board, has served as a director since July 2017 and as Chairman of the Board since October 2017. During the last five years, Mr. Helm has been a private investor. Previously, Mr. Helm was a founding partner of Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure. Prior to joining Energy Capital Partners, he worked as a consultant to the private equity consortium leading the acquisition at Texas Genco. Before that, he served as Executive Vice President and Chief Financial Officer at Orion Power Holdings, Inc., a publicly listed company that owned and operated power plants. Mr. Helm began his career at Goldman, Sachs & Co., first working in the fixed income division then moving to the investment banking division. He received a bachelor’s degree in business administration from Washington University in St. Louis.

Mr. Helm was selected to serve on the Board because of his extensive financial and industry knowledge. His specific experience in the energy industry and as a public company chief financial officer allow him to provide valuable guidance to the Board.

Curtis A. Morgan, President, Chief Executive Officer and Director, has served as the President, Chief Executive Officer and Director of the Company since October 3, 2016. Prior to joining the Company, he served as an Operating Partner with Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure, and prior to this position Mr. Morgan served as the Chief Executive Officer and President of EquiPower Resources Corp., a power generation company, since May 2010. Prior to joining EquiPower Resources Corp., he served as an Operating Partner of Energy Capital Partners from May 2009 to May 2010. Prior to joining Energy Capital Partners, he served as President and Chief Executive Officer of FirstLight Power Enterprises from November 2006 to April 2009. Mr. Morgan has also held various leadership roles at NRG Energy, Mirant Corporation, Reliant Energy and Amoco Corporation.

During his 35-year career, Mr. Morgan has held leadership responsibilities in nearly every major U.S. power market. In overseeing all aspects of the Company’s operations as the President and Chief Executive Officer, Mr. Morgan has particular knowledge about the Company that he brings to the Board.

Gavin R. Baiera has served as a director since October 3, 2016. Through July 2017, Mr. Baiera was a managing director at Angelo, Gordon & Co. (“Angelo”) where he was the global head of the firm’s corporate credit activities and portfolio manager for its distressed funds. Mr. Baiera was also a managing director and member of Angelo’s executive committee. Prior to joining Angelo in 2008, Mr. Baiera was the co-head of the strategic finance group at Morgan Stanley, which was responsible for all origination, underwriting, and distribution of restructuring transactions. Prior to that, Mr. Baiera worked at General Electric Capital Corporation concentrating on underwriting and investing in restructuring transactions. Mr. Baiera began his career at GE Capital in its financial management program. Mr. Baiera has served on numerous boards of directors including, most recently, MACH Gen, Orbitz Worldwide, and Travelport Worldwide.

Mr. Baiera was selected to serve on the Board because of his extensive experience in corporate finance and strategic business planning activities.

Jennifer Box has served as a director since October 3, 2016. Ms. Box is a managing director at Oaktree Capital Management where she is focused on investments in the shipping, power, energy, media and technology sectors. Prior to joining Oaktree in 2009, Ms. Box spent three and a half years as an investment analyst in the Distressed Debt Group at The Blackstone Group. Prior to Blackstone, she was an associate consultant at the Boston Consulting Group. Ms. Box graduated summa cum laude with a B.S. degree in economics and a minor in mathematics from Duke University, where she was elected to Phi Beta Kappa. She is a CFA charterholder. Ms. Box was nominated as a director pursuant to that certain Stockholder’s Agreement, by and between the Company and Oaktree Capital Management, L.P. and certain of its affiliated entities, dated as of October 3, 2016.

Ms. Box was selected to serve on the Board because of her extensive business and investment expertise as well as specific experience advising and managing companies in the energy industry.

Brian K. Ferraioli has served as a director since May 2017. Through December 2016, Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction, and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc., an engineering, construction, and fabrication company serving the electric power generation and government services industries. Prior to that, Mr. Ferraioli worked 28 years in various finance and accounting functions with Foster Wheeler AG, a Swiss global conglomerate that provides design, engineering, construction, manufacturing, development, and plant operations. In addition to the Company, Mr. Ferraioli serves on the boards of Team, Inc. and Charah, LLC. He previously served on the boards of Babcock & Wilcox Enterprises, Babcock & Wilcox, Inc. and Adolfson & Peterson, a private construction company. Mr. Ferraioli graduated with a bachelor’s degree in accounting from Seton Hall University and received a master of business administration from Columbia University. Mr. Ferraioli is also a National Association of Corporate Directors Governance Fellow.

Mr. Ferraioli has over 38 years of experience in senior-level finance and accounting roles in the engineering and construction industry. In addition, his extensive background with publicly traded companies makes him a valuable member of our board of directors.

Jeff D. Hunter has served as a director since October 3, 2016. Mr. Hunter is currently Senior Managing Director of Quinbrook Infrastructure Partners and a member of the Quinbrook Investment Committee, where he is responsible for deal origination and asset management in North America. Between 2013 and 2016, he was a managing partner of Power Capital Partners, an energy focused investment firm. Prior to this, he was Executive Vice President and Chief Financial Officer of U.S. Power Generating Company. Mr. Hunter has also held leadership positions at PA Consulting Group and El Paso Merchant Energy and was a consultant for MRP Generating Company, LLC. Mr. Hunter currently serves as the non-executive director on the board of directors of Texas Transmission Holdings, a privately held business.

Mr. Hunter brings to the Board extensive experience in the financial industry, including his experience as a chief financial officer. He also brings to the Board substantive knowledge about a variety of issues related to the Company’s business.

Cyrus Madon has served as a director since October 3, 2016. Mr. Madon is a senior managing partner and head of Brookfield’s private equity group and Chief Executive Officer of Brookfield Business Partners. Mr. Madon joined Brookfield in 1998 as Chief Financial Officer of Brookfield’s real estate brokerage business. During his tenure, he has held a number of senior roles across the organization, including head of Brookfield’s corporate lending business. Mr. Madon began his career at PricewaterhouseCoopers where he worked in corporate finance and recovery, both in Canada and the United Kingdom. Mr. Madon is on the board of the Junior Achievement of Canada Foundation. Mr. Madon was nominated as a director pursuant to that certain Stockholder’s Agreement, by and between the Company and Brookfield Asset Management Private Institutional Capital Advisor (Canada), dated as of October 3, 2016.

Mr. Madon was selected to serve on the Board because of his extensive business and investment expertise as well as experience as a chief financial officer.

Geoffrey D. Strong has served as a director since October 3, 2016. Mr. Strong is a Senior Partner of Apollo Management, where he focuses on investments in the energy sector for the firm’s private equity funds. Prior to Apollo, Mr. Strong was an investor in the private equity group at Blackstone, where he also focused primarily on the energy sector. Before joining Blackstone, Mr. Strong was Vice President of Morgan Stanley Capital Partners, the private equity business within Morgan Stanley. In addition to the Company, Mr. Strong serves on the boards of directors of Apex Energy, Caelus Energy, Chisolm Oil and Gas, Double Eagle Energy I, Double Eagle Energy II, and Double Eagle Energy III, each of which is a privately held business. Mr. Strong was nominated as a director pursuant to that certain Stockholder’s Agreement, by and between the Company and Apollo Management Holdings, L.P., dated as of October 3, 2016.

Mr. Strong was selected to serve on the Board because of his extensive business and investment expertise as well as specific experience advising and managing companies in the energy industry.

Executive Officers

The executive officers of the Company consist of the following executives, except for Mr. Morgan, whose information is listed above.

James A. Burke, Executive Vice President and Chief Operating Officer, has served as the Executive Vice President and Chief Operating Officer of the Company since October 3, 2016. Prior to joining the Company, he served as Executive Vice President of Energy Future Holdings Corp. (the “Predecessor”) since February 2013 and President and Chief Executive of TXU Energy, a subsidiary of the Company, since August 2005. Previously, Mr. Burke was Senior Vice President Consumer Markets of TXU Energy. Mr. Burke started his career with Deloitte Consulting, and held a variety of roles with The Coca-Cola Company, Reliant Energy and Gexa Energy prior to TXU Energy. Mr. Burke also serves as the Chairman of the board of directors of Marucci Sports, a privately held business.

J. William Holden, Executive Vice President and Chief Financial Officer, has served as the Executive Vice President and Chief Financial Officer of the Company since December 5, 2016. Prior to joining the Company, Mr. Holden served as an Executive Vice President and Senior Advisor at The Taffrail Group, LLC, an international strategic-advisory firm, from February 2013 until December 2016, where he advised a range of domestic and overseas clients on mergers, acquisitions and post-merger integration. From December 2010 until January 2013, Mr. Holden served as the Executive Vice President and Chief Financial Officer of GenOn Energy, Inc., a power generation company, where he was responsible for overseeing the accounting, finance, tax, risk control, human resources and information technology groups. Prior to serving in that role, he held various treasury, risk, operational, business development and international positions during his tenure at GenOn Energy, Inc./Mirant Corporation. Mr. Holden started his career with Southern Company and held various corporate finance roles over almost a decade at Southern.

Carrie Lee Kirby, Executive Vice President and Chief Administrative Officer, has served as the Executive Vice President and Chief Administrative Officer of the Company since October 3, 2016. Prior to this, Ms. Kirby was the Executive Vice President of Human Resources for the Predecessor, leading the human resources functions across the Predecessor and its subsidiaries, Luminant and TXU Energy. She was previously Vice President of Human Resources at TXU Energy, where she was originally recruited in 2006 as a Human Resources Director to support the power generation business in its construction and expansion efforts. Prior to joining TXU Energy, Ms. Kirby was Director of Human Resources at Delinea Corporation, a software services company targeting the energy industry. Before that, she was Director of Human Resources for Netrake, a startup voice-over IP hardware development company. She began her career in the executive search business as a consultant for Ray & Berndtson, supporting the technology practice. In addition to her service at the Company, Ms. Kirby chairs the board of the Teaching Trust, an education policy and leadership development organization focused on developing urban school leaders. Ms. Kirby is also a member of the Patient Advocacy Committee for Presbyterian Hospital of Dallas and sits on the executive committee of the Women’s Business Council Southwest.

Stephanie Zapata Moore, Executive Vice President and General Counsel, has served as the Executive Vice President and General Counsel of the Company since October 3, 2016. Prior to joining the Company, Ms. Moore served as Vice President and General Counsel of Luminant since April 2012. Previously, Ms. Moore was Senior Counsel of Luminant from March 2007 to April 2012 and Counsel of a predecessor to Luminant from November 2005 to March 2007. Prior to joining Luminant, Ms. Moore was an associate at Gardere Wynne Sewell LLP where she engaged in a corporate practice.

Sara Graziano, Senior Vice President of Corporate Development and Strategy, has served as the Senior Vice President of Corporate Development of the Company since October 3, 2016. Prior to joining the Company in October 2016, Ms. Graziano was a Principal at Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure, with more than $13 billion in commitments and a track record of investments in the power generation space. She was involved in all areas of the firm’s investment activities, including fossil and renewable power generation, midstream oil and gas, and energy and industrial services. Prior to joining Energy Capital Partners, Ms. Graziano led the strategies and analysis group at FirstLight Power Enterprises, an Energy Capital portfolio company that owned and operated approximately 1,400 MW of primarily hydroelectric plants in New England. Her group was responsible for asset optimization, commodity trading and hedging strategies, and business development activities. Before joining FirstLight, Ms. Graziano spent four years at Charles River Associates, consulting for clients in the power and natural gas industries, with a particular focus on the development of proprietary tools for fundamental and statistical modeling of commodity prices and volatility for use in asset valuation and risk management. Ms. Graziano served on the Board of Directors of USD Partners LP from October 2014 – October 2016. Ms. Graziano received a bachelor of arts in Economics from Wellesley College and a master’s of business administration from Harvard Business School, where she was a Baker Scholar.

Scott A. Hudson, Senior Vice President and President of TXU Energy, has served as Senior Vice President of Vistra Corporate Services Company since October 3, 2016 and President of TXU Energy since March 2017. Prior to joining the Company, he served as Chief Operating Officer of TXU Energy since 2011. Previously, Mr. Hudson held senior leadership positions with MBNA America, ChoicePoint and LexisNexis and practiced as a commercial lawyer with Troutman Sanders LLP.

Stephen J. Muscato, Senior Vice President and Chief Commercial Officer, has served as Senior Vice President of Vistra Corporate Services Company since October 3, 2016, and Chief Commercial Officer since January 2018. Prior to joining the Company, he served as Senior Vice President and Chief Commercial Officer of Luminant since 2013. Previously, Mr. Muscato held other senior leadership positions with Luminant.

Director Qualifications

In addition to each director’s individual qualifications mentioned above, the Company believes that each of its directors possesses high ethical standards, acts with integrity, and exercises careful judgment. Each is committed to employing his or her skills and abilities in the long-term interests of the Company and its stockholders. Collectively, our directors are knowledgeable and experienced in business, governmental, and civic endeavors, further qualifying them for service as members of the Board.

Director Selection

The Board has been divided into three classes. At each annual meeting of stockholders, one class of directors will be elected to serve a three-year term. Directors are elected by plurality of the votes cast at the meeting. This means that, at the 2018 Annual Meeting, the two (or three, if the Merger (as defined below) closes prior to the date of the 2018 Annual Meeting) individuals nominated for election to the Board who receive the most FOR votes among votes properly cast in person, through internet or phone access, or by proxy will be elected to serve on the Board for a term that will expire at the 2021 annual meeting of stockholders. Each holder of our common stock is entitled to one vote for each share held and no such holder has cumulative voting rights.

The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors of the Company. The Nominating and Governance Committee’s policy is to consider recommendations for such nominees, including those submitted by stockholders, on the bases described below. In this regard, stockholders may recommend nominees by writing to the Nominating and Governance Committee c/o the Secretary of the Company, 6555 Sierra Drive, Irving, TX 75039. Any such recommendations received by the Secretary of the Company will be promptly provided to the Nominating and Governance Committee. Recommendations to be considered by the Nominating and Governance Committee for inclusion in the Company’s proxy for the 2019 annual meeting of stockholders must be received by the Secretary of the Company not later than the close of business on December 4, 2018.

In identifying and evaluating director nominees, the Nominating and Governance Committee may consult with members of the Board, Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership, including: (i) not less than a majority of directors shall satisfy the New York Stock Exchange (“NYSE”) independence requirements; (ii) all directors shall possess strong judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; diversity of experience and viewpoints; business, governmental, civic or other relevant experience; and (iii) consideration will be given to the extent to which the interplay of the nominee’s qualifications with those of other Board members will build a Board that is effective, in light of the Company’s business and structure.

The Board and the board of directors of Dynegy Inc. (the “Dynegy Board”) each approved an Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and between the Company and Dynegy, Inc. (“Dynegy”), pursuant to which Dynegy will, subject to certain regulatory approvals and other customary closing conditions, merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). The stockholders of each of the Company and Dynegy approved the Merger at special meetings on March 2, 2018. The consummation of the Merger is subject to a number of conditions, including certain regulatory approvals. Pursuant to the Merger Agreement, the Board will take all necessary actions so that, immediately following the completion of the Merger, the size of the Board will be increased to 11 directors and three directors serving on the Dynegy Board immediately prior to the effective time of the Merger will be appointed as members of the Board. The Merger Agreement provides that:

•	If the Merger is completed on or prior to the date of the 2018 Annual Meeting, among the three Dynegy Board members who will become Board members, one will be designated a Class I director with a term expiring at the 2020 annual meeting of the Company’s stockholders, one will be designated a Class II director with a term expiring at the 2018 Annual Meeting, and one will be designated a Class III director with a term expiring at the 2019 annual meeting of the Company’s stockholders.

•	If the Merger is completed after the date of the 2018 Annual Meeting, among the three Dynegy Board members who will become Board members, one will be designated a Class I director with a term expiring at the 2020 annual meeting of the Company’s stockholders and two will be designated as Class II directors with a term expiring at the 2021 annual meeting of the Company’s stockholders.

PROPOSALS 1 AND 2 – ELECTION OF DIRECTORS

As of the date of this notice of annual meeting of stockholders, the Merger has not been consummated. The Company expects that the merger will close promptly upon the satisfaction of certain remaining conditions, including receipt of certain regulatory approvals. Accordingly, the Merger may or may not close prior to the date of the 2018 Annual Meeting. In light of this uncertainty, the Company is seeking stockholder votes for two alternative proposals for the election of directors. Proposal 1 assumes the Merger has closed prior to the 2018 Annual Meeting and the Company has already appointed three Dynegy Board Members as required by the Merger Agreement. Proposal 2 assumes the Merger has not closed prior to the 2018 Annual Meeting.

If the Company and Dynegy consummate the Merger prior to the 2018 Annual Meeting, then (a) three Class II director positions will be subject to election, (b) your vote with respect to this Proposal 1 shall be effective and (c) your vote with respect to Proposal 2 shall have no effect. If the Company and Dynegy have not consummated the Merger prior to the 2018 Annual Meeting, then (i) only two Class II director positions will be subject to election, (ii) your vote with respect to this Proposal 1 shall have no effect, and (iii) your vote with respect to Proposal 2 shall be effective. EVEN THOUGH THE VOTING RESULTS WITH RESPECT TO EITHER PROPOSAL 1 OR PROPOSAL 2 (BUT NOT BOTH) WILL BE EFFECTIVE FOR PURPOSES OF ELECTING CLASS II DIRECTORS, PLEASE VOTE YOUR SHARES WITH RESPECT TO BOTH PROPOSALS.

PROPOSAL 1 – ELECTION OF DIRECTORS IF MERGER CLOSES PRIOR TO 2018 ANNUAL MEETING

Nominees

It is the intent of the Board that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereinafter, unless such authority is affirmatively withheld. Mr. Ferraioli and Mr. Hunter are current members of the Board and Ms. Ackermann is a current member of the Dynegy Board.

The names of the nominees for the three Class II director positions to serve until the 2021 annual meeting of stockholders are set forth below:

Name	Served as director since
Hilary E. Ackermann	—
Brian K. Ferraioli	2017
Jeff D. Hunter	2016

Certain biographical information for each of Mr. Ferraioli and Mr. Hunter is listed above. Hilary E. Ackermann, 62, served as a director of Dynegy since October 1, 2012 and is anticipated to be appointed to the Vistra Energy Board at the consummation of the Merger. Ms. Ackermann was Chief Risk Officer with Goldman Sachs Bank USA from October 2008 to 2011. In this role, she managed Credit, Market and Operational Risk for Goldman Sachs’ commercial bank; developed the bank’s risk management infrastructure including policies and procedures and processes; maintained ongoing relationship with bank regulators including the New York Fed, the NY State Banking Department and the FDIC; chaired the Operational risk, Credit risk and Middle Market Loan Committees; served as Vice Chair of the Bank Risk Committee; was a member of the Community Investment, Business Standards and New Activities Committees; was a member of the GS Group level Credit Policy and Capital Committees; and chaired the GS Group level Operational Risk Committee. Ms. Ackermann served as Managing Director, Credit Department of Goldman, Sachs & Co. from January 2002 until October 2008, as VP, Credit Department from 1989 to 2001, and as an Associate in the Credit Department from 1985 to 1988. Prior to joining Goldman, Sachs & Co., Ms. Ackermann served as assistant head of the Credit Department of Swiss Bank Corporation from 1981 until 1985. Ms. Ackermann currently serves on the private board of directors of Credit Suisse Holdings (USA), Inc. and each of Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc., The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. and previously served on the public board of directors of Apollo Investment Corporation.

The Board of Directors recommends that stockholders vote FOR the election of these director nominees to the Board.

PROPOSAL 2 – ELECTION OF DIRECTORS IF MERGER CLOSES AFTER 2018 ANNUAL MEETING

Nominees

It is the intent of the Board that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereinafter, unless such authority is affirmatively withheld. All nominees are current members of the Board.

The names of the nominees for the two Class II director positions to serve until the 2021 annual meeting of stockholders are set forth below:

Name	Served as director since
Brian K. Ferraioli	2017
Jeff D. Hunter	2016

Certain biographical information for each of Mr. Ferraioli and Mr. Hunter is listed above.

The Board of Directors recommends that stockholders vote FOR the election of these director nominees to the Board.

BOARD RISK OVERSIGHT

In the normal course of business, the Company is exposed to a variety of risks. For a complete description of the risk factors associated with our business, see Part I, Item 1A “Risk Factors” of our 2017 Annual Report on Form 10-K, which is included in our Annual Report. The Audit Committee oversees the Company’s risk management policies, while the Board reviews the key enterprise risks affecting the Company’s business. Additionally, the Board monitors the ways in which the Company attempts to prudently minimize risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies. The Company has a Risk Management Committee, chaired by the Company’s Chief Financial Officer, comprised of key operating, finance, legal and control executives. The committee meets throughout the year to review exposures and controls. At least annually, the Company’s Chief Financial Officer presents a comprehensive review of the Company’s corporate risk policy to the Audit Committee, discussing the risk control organization and risk control practices. The Board receives a top-tier risk report annually and receives updates at other meetings during the year on any particular matters relating to risk controls that management believes need to be brought to the attention of the Board.

DIRECTOR INDEPENDENCE

In order for a director to be considered independent under NYSE regulations, the Board must determine that such director has no material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has such a relationship. To assist it in its determinations regarding the independence of its members, the Board utilizes the following categorical standards, which reflect and give effect to the independence requirements of the NYSE:

1.	When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not only from the standpoint of the director, but also from the standpoint of persons and organizations with whom the director has an affiliation. In each case, the Board will consider all the relevant facts and circumstances. Trivial or de minimis affiliations or connections to the Company generally will not cause the Board to determine that the director is not independent. For relationships that are either not covered by, or do not satisfy these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors satisfying the independence standards.

2.	A director is not independent if the director is, or has been within the last three years, an employee, or has an immediate family member (as defined below) that is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman, Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent immediately following such interim employment.

3.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Board and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service). In determining independence under this test, the Board may also consider any consulting arrangement between the Company and a director. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not be considered in determining independence under this test. Also, compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

4.	A director is not independent if (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

5.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

6.	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member will not be considered. Also, relationships involving a director’s affiliation with another company that account for lesser amounts than those specified in this item 6 will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements (i) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, or (ii) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

7.	Contributions to tax exempt organizations will not be considered “payments” for purposes of item 6 above, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Board will also consider that a director’s independence may be jeopardized if the Company makes substantial contributions to tax exempt organizations with which a director is affiliated.

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The term “immediate family member” does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren. When applying the three-year look back provisions provided for in items 2 through 6 above, the Board will not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated. In addition, references to the “Company” in this Independence of Directors section include any subsidiary of the Company.

In addition to satisfying the above independence requirements, a director who serves as a member of the audit committee of the Board (the “Audit Committee”) may not (i) accept directly or indirectly any consulting, advisory or compensatory fee from the Company, other than in that director’s capacity as a member of the Board or any of the Board’s committees or (ii) be an affiliated person of the Company apart from the affiliation occasioned by the director’s service as a member of the Board or any of the Board’s committees. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service. A director would be deemed an affiliated person of the Company if that director, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The beneficial ownership of 10% or less of the voting equity stock of the Company does not constitute control for this purpose.

Based on the application of the foregoing standards and pursuant to the requirements of the NYSE and the Securities and Exchange Commission (the “SEC”), the Board has determined that:

(i)	The following directors are independent: Messrs. Baiera, Ferraioli, Helm, Hunter, Madon and Strong and Ms. Box.

(ii)	The Board has determined that Messrs. Ferraioli, Helm and Hunter are “Audit Committee Financial Experts” as defined in Item 401(h) of Regulation S-K promulgated under the Securities Act.

(iii)	The Board has determined that each member of the Audit Committee (Messrs. Ferraioli, Helm and Hunter) possesses the necessary level of financial literacy required to enable him to serve effectively as an Audit Committee member.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS POLICY

The audit committee will review and approve transactions with our directors, officers, holders of more than 5% of our voting securities or affiliates or immediate family members of any of the foregoing. Prior to approving any transaction with any such related party, the Audit Committee will consider the material facts as to the related party’s relationship with us and interest in the transaction. Related party transactions will not be approved unless the Audit Committee or the disinterested members of the Board as a whole has approved the transaction. Since January 1, 2017, the Company has not entered into any transaction, and there is not currently proposed any transaction, with a value in excess of $120,000 in which any such related party has a direct or indirect material interest.

CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND ITS COMMITTEES

The standing committees of the Board and the membership of each committee are shown below. The Board has adopted a written charter for each standing committee. These charters are maintained on the Company’s website at www.vistraenergy.com.

Board of Directors

In 2017, the directors attended a total of 98% of the meetings of the Board and the committees on which they serve. In 2017, the Board held a total of twenty-three meetings. Non-management directors meet regularly in executive session and Mr. Helm presides over those executive sessions.

Audit Committee

The Audit Committee is a separately-designated standing audit committee as required by SEC regulations and NYSE rules. Messrs. Ferraioli, Helm and Hunter serve on the Audit Committee, and Mr. Ferraioli serves as the Chair of the Audit Committee. The Board has determined that Messrs. Ferraioli, Helm and Hunter are independent as such term is defined in the NYSE rules and as required by Rule 10A-3 of the Securities and Exchange Act of 1934 (the “Exchange Act”). The Board has determined that each member of the Audit Committee possesses the necessary level of financial literacy required to enable him to serve effectively as an Audit Committee member. The Board has also determined that Messrs. Ferraioli, Helm and Hunter qualify as Audit Committee Financial Experts. No Audit Committee member serves on more than three audit committees of public companies, including the Audit Committee. The Audit Committee oversees (i) the quality and integrity of the financial statements of the Company; (ii) the Company’s financial reporting processes and financial statement audits; (iii) the independent registered public accountant’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent registered public accountant; (v) the systems of disclosure controls and procedures; and (vi) the Company’s system of internal controls over financial reporting, accounting, legal compliance and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements. The Audit Committee held nine meetings in 2017.

Nominating and Governance Committee

Mr. Madon and Mr. Strong serve on the Nominating and Governance Committee, and the Board has determined that Messrs. Madon and Strong are independent as such term is defined in the NYSE rules. The Nominating and Governance Committee (i) identifies individuals qualified to become directors and recommends to the Board the nominees to stand for election as directors; (ii) oversees, and assumes a leadership role in, the governance of the Company including recommending Corporate Governance Guidelines for the Board’s consideration; (iii) leads the Board in its annual evaluation of its performance; and (iv) recommends to the Board nominees for each committee of the Board. The Nominating and Governance Committee held six meetings in 2017.

Compensation Committee

Mr. Baiera and Ms. Box serve on the compensation committee of the Board (the “Compensation Committee”), and Mr. Baiera serves as the Chair of the Compensation Committee. The Board has determined that each of Mr. Baiera and Ms. Box are independent as such term is defined in the NYSE rules. The Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluates the CEO’s performance in light of those goals and objectives, and determines and recommends to the Board the CEO’s compensation based on this evaluation; (ii) oversees the evaluation of executive officers (and other senior officers and key employees) other than the CEO and reviews, determines and approves their compensation levels, (iii) oversees and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) reviews and discusses with the Board executive management succession planning; (v) makes recommendations to the Board with respect to the compensation of the Company’s outside directors; and (vi) produces the Compensation Committee’s report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement. The Compensation Committee held six meetings in 2017.

COMPENSATION OF DIRECTORS

Members of the Board who are not officers of the Company and not Chair of the Audit Committee receive an annual board retainer of $80,000 and an annual committee retainer of $15,000. The Chair of the Board receives an annual board retainer of $150,000. The Chair of the Audit Committee receives an annual board retainer of $90,000 and an annual committee retainer of $25,000. Members of the Board who are not officers of the Company receive an annual equity award in the amount of $100,000. The Chair of the Board receives an annual equity award in the amount of $150,000. Certain members of the Board have elected to be paid in cash in lieu of their equity award. For Messrs. Madon and Strong and Ms. Box, director fees are paid directly to entities affiliated with the employer of such director for firm use and are not redirected to the individual directors. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors. Please see the section entitled “Compensation Discussion and Analysis—Director Compensation” below for more information.

CORPORATE GOVERNANCE DOCUMENTS

The Company maintains certain corporate governance documents on its website at www.vistraenergy.com. The Company’s Corporate Governance Guidelines and charters of the committees of the Board, including the Audit Committee, the Nominating and Governance Committee and the Compensation Committee, in each case as currently in effect, can be accessed by selecting the tab labeled “Corporate Governance” on the home page of the Company’s website. The Company’s Code of Conduct that applies to the Company’s employees, officers, including the CEO and Chief Financial Officer, and directors, is also available on the Company’s website. In accordance with SEC regulations, any amendments to the Code of Conduct will be posted on the Company’s website. The Board has adopted a written policy regarding transactions with related parties. It is included in the Corporate Governance Guidelines available on the Company’s website. Printed copies of the corporate governance documents that are posted on the Company’s website are also available to any stockholder upon request to the Secretary of the Company, 6555 Sierra Drive, Irving, TX 75039.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

As detailed in our Corporate Governance Guidelines, Board members are requested and encouraged to attend the annual meeting of stockholders. All directors were in attendance at the 2017 annual meeting of stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies furnished to us in 2017 and upon representations that no Forms 5 were required, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with the directors, including all non-management or independent directors, by writing to them c/o the Secretary of the Company, 6555 Sierra Drive, Irving, TX 75039.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

The following table sets forth information, as of March 23, 2018, regarding the beneficial ownership of our common stock by: (1) each of our current directors and nominees for director, (2) each of our current named executive officers, (3) all of our directors and executive officers as a group, and (4) each person or entity we know that beneficially owns more than 5% of our outstanding shares of common stock.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares that the stockholder has the right to dispose of or acquire within 60 days of March 23, 2018. Common stock subject to options, regardless of whether such arrangement is currently in the money, that are currently exercisable within 60 days of March 23, 2018, are deemed to be outstanding and beneficially owned by the holder of the options, and common stock issuable upon vesting of restricted stock units (“RSUs”) that are vested, or will vest within 60 days of March 23, 2018, is deemed to be outstanding and beneficially owned by the holder of such RSUs. The shares underlying any outstanding options or RSUs, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder. Percentages of beneficial ownership are based on 428,482,450 shares of common stock outstanding as of March 23, 2018. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

	Amount and Nature of Shares Beneficially Owned
Name	Number	Percent of Class
5% Stockholders
Apollo Funds (1)	47,127,762	11.00%
Brookfield Asset Management Inc. Managed Entities (2)	66,370,568	15.49%
Opps VIIb TCEH Holdings, LLC (3)	48,438,812	11.30%
Seismic Holding LLC (4)	22,880,381	5.34%
The Vanguard Group, Inc. (5)	22,197,359	5.18%
Directors, Nominees and Named Executive Officers
Gavin R. Baiera (6)	0	0%
Jennifer Box (7)	0	0%
Brian K. Ferraioli (8)	12,107	*
Scott B. Helm (9)	7,800	*
Jeff D. Hunter (10)	17,169	*
Cyrus Madon (11)	66,370,568	15.49%
Curtis A. Morgan (12)	251,103	*
Geoffrey D. Strong (13)	0	0%
Hilary E. Ackermann (14)	0	0%
James A. Burke (15)	136,723	*
Sara Graziano (16)	38,278	*
J. William Holden (17)	87,981	*
Scott A. Hudson (18)	31,899	*
Carrie Lee Kirby (19)	51,040	*
Stephanie Zapata Moore (20)	38,278	*
Stephen J. Muscato (21)	31,899	*
Christy Dobry (22)	5,756	*
All Directors, Director Nominees and current Executive Officers as a group (17 persons)	67,080,601	15.66%

*	Percentage ownership of less than one percent.

(1)	Represents shares of common stock held of record by various entities (collectively, the “Apollo Funds”) for which affiliates of Apollo Principal Holdings III, L.P. (“Principal Holdings III”), APH Holdings, L.P. (“APH Holdings”) and APH Holdings (DC), L.P. (“APH Holdings (DC)”), respectively, serve as investment advisors, and in some cases as general partners, of certain of the Apollo Funds. Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”) is the general partner of Principal Holdings III and APH Holdings, and Apollo Principal Holdings IV GP, Ltd. (“Principal Holdings IV GP”) is the general partner of APH Holdings (DC). Also includes shares of common stock held of record by certain of the Apollo Funds for which affiliates of Apollo Management Holdings, L.P. (“Management Holdings”) serve as investment managers or portfolio managers. The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP”). Leon Black, Joshua Harris and Marc Rowan are the directors of Principal Holdings III GP and Principal Holdings IV GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of common stock held by the Apollo Funds. The address of each of APH Holdings, APH Holdings (DC) and Principal Holdings IV GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Principal Holdings III and Principal Holdings III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address of each of Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Reflects shares of common stock held by entities affiliated with and/or with accounts managed by affiliates of Brookfield Asset Management Inc. The registered holders of shares include BCP Titan Aggregator, L.P., BCP Titan Sub Aggregator, L.P., Brookfield Titan Holdings LP, 11 co-investment limited partnership vehicles of which Titan Co-Investment GP, LLC is the general partner, Longhorn Capital GS LP and Seismic Holding LLC (collectively, the “investment vehicles”).
The following Brookfield entities, which do not themselves hold any shares of common stock but which are controlling entities of certain of the investment vehicles, may be deemed to constitute a “group” with the investment vehicles within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock held by all members of the “group” set forth in the table above: Brookfield Asset Management Inc., Partners Limited, Brookfield Private Equity Inc., Brookfield US Corporation, Brookfield Private Equity Holdings LLC, Brookfield Private Equity Direct Investments Holdings LP, Titan Co-Investment GP, LLC, Brookfield Private Equity Group Holdings LP, Brookfield Capital Partners Ltd., Brookfield Holdings Canada Inc., Brookfield Private Funds Holdings Inc., Brookfield Canada Adviser and Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. (“BAMPIC”).
The total number of reported shares includes the shares beneficially owned by Seismic Holding LLC. By virtue of various agreements and arrangements with Seismic Holding LLC, Brookfield Asset Management Inc. and certain of the investment vehicles share beneficial ownership of shares beneficially owned by Seismic Holding LLC. See footnote (4) to this table.
Each of the investment vehicles expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of common stock held by each of the other investment vehicles and the existence of a “group” involving the other investment vehicles or other Brookfield affiliates set forth in this footnote.
The numbers above include certain shares held in reserve by the Company’s transfer agent upon Emergence, pending release following the resolution of intercreditor arrangements in connection with the Plan.
The address of each Brookfield-managed entity (other than Seismic Holding LLC) is c/o BAMPIC, 250 Vesey Street, 15th Floor, New York, New York 10281.
(3)	The managing member of Opps VIIb TCEH Holdings, LLC is OCM Opportunities Fund VIIb Delaware, L.P. The general partner of OCM Opportunities Fund VIIb Delaware, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC.

Includes 34,719,812 common shares of the Issuer directly held by certain funds, accounts and special purpose entities managed by Oaktree Capital Management, L.P. or its affiliates. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. and the managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). OCGH GP is managed by an executive committee consisting of Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, David M. Kirchheimer and Sheldon M. Stone. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(4)	Seismic Holding LLC holds 15,900,080 shares (including 107,025 shares held in reserve by the Company’s transfer agent upon Emergence, pending release following the resolution of intercreditor arrangements in connection with the Plan).
In addition, Seismic Holding may be deemed to have beneficial ownership of all the shares held by entities affiliated with Brookfield Asset Management Inc. set forth in footnote (2) to this table, by virtue of various agreements and arrangements that may be deemed to grant Seismic Holding LLC voting power and/or investment power with respect to the shares held by such entities, including the shares held by Longhorn Capital GS LP, of which Seismic Holding LLC is a limited partner with powers that may be deemed to constitute voting power and/or investment power with respect to the shares held by the limited partnership.
The total number of reported shares is included in the total described in footnote (2) to this table.
Each of Seismic Holding LLC and its controlling persons expressly disclaims, to the extent permitted by applicable law, the existence of a “group” (within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder) involving such Brookfield entities and beneficial ownership of any shares of common stock held by any of the Brookfield entities (including Longhorn Capital GS LP), with the exception of the 6,980,301 shares held by Longhorn Capital GS LP in which Seismic Holding LLC has an interest. Seismic Holding LLC is 100% indirectly owned by Qatar Investment Authority. The address of Seismic Holding LLC is Q-Tel Tower, 8th Floor, Diplomatic Area Street, West Bay, P.O. Box 23224, Doha, State of Qatar.
(5)	Reflects shares of the Company common stock held as of December 31, 2017.
(6)	The shares reported exclude 18,320,311 shares owned by funds and accounts managed by Angelo, Gordon & Co. that were previously disclosed and may have been deemed to be beneficially owned by Mr. Baiera as managing director thereof due to the fact that Mr. Baiera is no longer associated with Angelo, Gordon & Co.
(7)	Excludes 49,485,715 shares held directly by Opps VIIb TCEH Holdings, LLC, an affiliate of Oaktree Capital Management, L.P.
(8)	5,750 of the shares reported are common shares owned directly by Mr. Ferraioli. 6,357 are unvested RSUs that vest May 16, 2018.
(9)	All of the shares reported are common shares owned directly by Mr. Helm.
(10)	All of the shares reported are common shares owned directly by Mr. Hunter and 10,000 of these shares have been pledged as security.
(11)	All of the shares reported are beneficially owned by the Brookfield Asset Management Inc. Managed Entities as disclosed in footnote (2) to this table and may be deemed to be beneficially owned by Mr. Madon as the senior managing partner of Brookfield Asset Management Inc. To the extent Mr. Madon is deemed to be the beneficial owner of any such shares beneficially owned by the Brookfield Asset Management Inc. Managed Entities, Mr. Madon expressly disclaims beneficial ownership thereof.
(12)	119,525 of the shares reported are common shares owned directly by Mr. Morgan; and 131,578 of the shares are vested stock options.

(13)	Mr. Strong is associated with Apollo Management, L.P. (“Apollo Management”) and its affiliate, Apollo Management Holdings, L.P. (“Management Holdings”). Affiliates of Apollo Management and Management Holdings directly or indirectly serve as investment managers, portfolio managers, investment advisors, and in some cases serve as general partners of, the Apollo Funds. As such, Management Holdings, Apollo Management and its affiliated investment managers or investment advisors may be deemed to beneficially own the shares of common stock held by certain of the Apollo Funds. Mr. Strong disclaims beneficial ownership of all of the shares of common stock that may be deemed to be beneficially owned by the Apollo Funds, Apollo Management, Management Holdings or any of their affiliated investment managers or advisors. The address of Mr. Strong is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(14)	Ms. Ackermann is a nominee for director only if the Merger is consummated prior to the 2018 Annual Meeting. See “PROPOSAL 1 – ELECTION OF DIRECTORS IF MERGER CLOSES PRIOR TO 2018 ANNUAL MEETING”. Ms. Ackermann does not currently beneficially own any shares of common stock.
(15)	31,460 of the shares reported are common shares owned directly by Mr. Burke; and 105,263 of the shares are vested stock options.
(16)	6,700 of the shares reported are common shares owned directly by Ms. Graziano; and 31,578 of the shares are vested stock options.
(17)	17,598 of the shares reported are common shares owned directly by Mr. Holden; and 70,383 of the shares are vested stock options.
(18)	5,584 of the shares are common shares owned directly by Mr. Hudson; and 26,315 of the shares are vested stock options.
(19)	8,935 of the shares reported are common shares owned directly by Ms. Kirby; and 42,105 of the shares are vested stock options.
(20)	6,700 of the shares reported are common shares owned directly by Ms. Moore; and 31,578 of the shares are vested stock options.
(21)	5,584 of the shares are common shares owned directly by Mr. Muscato; and 26,315 of the shares are vested stock options.
(22)	1,756 of the shares reported are common shares owned directly by Ms. Dobry; and 4,000 of the shares are vested stock options.

EXECUTIVE COMPENSATION

Compensation Committee

During 2017, the Compensation Committee (the “Compensation Committee”) of the Vistra Energy Corp. (“the Company”) Board of Directors (the “Board”) consisted of two directors: Gavin R. Baiera and Jennifer Box. The primary responsibilities of the Compensation Committee are to:

•	determine and oversee the compensation program of the Company and its subsidiaries, including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•	evaluate the performance of the Company’s President and Chief Executive Officer (the “CEO”), Curtis A. Morgan; James A. Burke, Executive Vice President and Chief Operating Officer; J. William Holden, Executive Vice President and Chief Financial Officer; Scott A. Hudson, Senior Vice President and President Retail; and Stephen J. Muscato, Senior Vice President and Chief Commercial Officer (collectively, the “Named Executive Officers”); and

•	approve executive compensation of the executive officers (other than the CEO) based on those evaluations.

Compensation Risk Assessment

Our management team initiates the Company’s internal risk review and assessment process for our compensation policies and practices by assessing, among other things: (1) the mix of cash and equity payouts at various compensation levels; (2) the performance time horizons used by our plans; (3) the use of multiple financial and operational performance metrics that are readily monitored and reviewed; (4) the incorporation of both operational and financial goals and individual performance modifiers; (5) the inclusion of maximum caps and other plan-based mitigants on the amount of our awards; and (6) multiple levels of review and approval of awards (including approval of our Compensation Committee with respect to awards to executive officers and awards to other employees that exceed monetary thresholds). Following their assessment, our management team prepares a report, which is provided to the Company’s Compensation Committee for review. The Company Compensation Committee reviews the report and provides it to the Audit Committee. The Company’s management and Compensation Committee have determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE SUMMARY

The Company is a recently formed entity created in connection with its emergence from bankruptcy on October 3, 2016. Throughout 2017, the Company Compensation Committee (“Compensation Committee”) took steps to facilitate the transition of the Company’s compensation practices towards those of a public company and further strengthen the alignment between its executives’ interests and those of its stakeholders in accordance with the Company’s compensation philosophy. Most notably, in 2017, the Compensation Committee approved the Company’s first annual equity awards. These awards include stock options, restricted stock units that are subject only to time-vesting conditions (“RSUs”) and restricted stock units that are subject to both time and performance-vesting conditions (“PSUs”). These awards also include extended vesting schedules in order to align the annual grant process with an ongoing first quarter timeline.

Compensation Philosophy

The Company has a pay-for-performance compensation philosophy, which places an emphasis on pay-at-risk; a significant portion of its executive officers’ compensation is comprised of variable compensation. The Company’s compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of the Company’s financial, operational and strategic objectives. In addition, the Company believes it is important to retain its top-tier talent and strongly align their interests with the Company’s stakeholders by emphasizing incentive-based compensation. To achieve the goals of its compensation philosophy, the Company believes that:

•	the overall compensation program should emphasize variable compensation elements that have a direct link to overall corporate performance and stockholder value;

•	the overall compensation program should place an increased emphasis on pay-at-risk with increased responsibility;

•	the overall compensation program should attract, motivate and engage top-talent executive officers to serve in key roles; and

•	an executive officer’s individual compensation level should be based upon an evaluation of the financial and operational performance of that executive officer’s business unit or area of responsibility as well as the executive officer’s individual performance.

2017 Named Executive Officers

Name	Title	Recent Experience

Curtis A. Morgan	President & Chief Executive Officer (“CEO”)	Prior to joining the Company, he served as the CEO and President of EquiPower Resources Corp., a power generation company, since May 2010.

James A. Burke	EVP & Chief Operating Officer	Prior to joining the Company, he served as Executive Vice President of the Predecessor since February 2013 and President and Chief Executive of TXU Energy (a subsidiary of the Company) since August 2005.

J. William Holden	EVP & Chief Financial Officer	Prior to joining the Company, he served as an EVP and Senior Advisor at The Taffrail Group, LLC, an international strategic-advisory firm, since February 2013. From December 2010 until January 2013, Mr. Holden served as the EVP and CFO of GenOn Energy, Inc.

Scott A. Hudson	SVP & President of Retail	Prior to joining the Company, he served as Senior Vice President and Chief Operating Officer of TXU Energy (a subsidiary of the Company) since 2011.

Stephen J. Muscato	SVP	Prior to joining the Company, he served as Senior Vice President and Chief Commercial Officer of Luminant (a subsidiary of the Company) since 2011.

These five employees represent the Company’s Named Executive Officers for 2017 – while this proxy statement specifically discusses the compensation relating to the Company’s Named Executive Officers, the practices and programs described herein generally extend more broadly across the Company’s executive leadership team.

PERFORMANCE OVERVIEW

In this section, the Company provides highlights of its performance in 2017, reflecting factors considered by the Compensation Committee in assessing variable pay outcomes for the Named Executive Officers.

Pay for Performance

The Compensation Committee designed the majority of the Company’s Named Executive Officers’ compensation to be linked directly to corporate, business unit (or area of responsibility) and company stock price performance. For example, each Named Executive Officer’s annual performance-based cash bonus is based primarily on the achievement of certain corporate and business unit financial and operational targets, and the annual equity grants made in the fourth quarter of 2017 to the Named Executive Officers were awarded in the form of stock options, RSUs and PSUs.

CEO – Annualized 2017 Targeted Pay Mix	Average Other Named Executive Officers – Annualized 2017 Targeted Pay Mix

Performance Highlights

Highlights of our 2017 performance are summarized below. These, along with other factors detailed in the disclosure, resulted in annual bonus outcomes ranging from 132 to 195% of target.

The Company’s Executive Annual Incentive Plan (“EAIP”) places the greatest weighting on a combination of adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), total costs, and free cash flow. Together, these metrics show the results of the organization’s focus on achieving business results while exercising discipline in cost decisions. As seen below, the Company Adjusted EBITDA came close to meeting its target, which was set above the midpoint of guidance to drive performance, while cost management significantly outperformed its target, and adjusted free cash flow exceeded its target as well, collectively contributing to strong incentive plan payouts.

2017 EAIP Performance Summary; Select Metrics	Target	Actual
Vistra Energy Adjusted EBITDA ($ mm)	1,482	1,455
Cost Management ($ mm)	705	640
Adjusted Free Cash Flow ($mm)	817	831

CORPORATE GOVERNANCE PRACTICES

In this section, the Company provides details of its corporate governance framework, procedures and practices as they relate to Named Executive Officer compensation.

Compensation Committee

The Company’s Compensation Committee is comprised of two independent directors (Gavin R. Baiera and Jennifer Box), whose primary responsibilities are to:

•	Determine and oversee the compensation program of the Company, including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•	Evaluate the performance of the Company’s executive officers;

•	Approve compensation of the Company’s executive officers (other than the CEO) based on those evaluations, together with the CEO’s recommendations; and

•	Recommend CEO compensation to the full Board for approval.

Governance Structure

Board of Directors

Compensation Committee

WTW – Independent Compensation Consultant

The Compensation Committee’s charter can be found on the Company’s website at: https://www.vistraenergy.com/wp-content/uploads/2016/12/
Compensation-Committee-Charter-2017-01-24-002.pdf

Advisors to the Compensation Committee

Independent Advisors

During 2017, Willis Towers Watson, who advised the Company’s Predecessor’s Compensation Committee as well, provided ongoing advisory services to the Company and its Compensation Committee on various aspects of its executive compensation and benefits practices, including, but not limited to, the development of the compensation structure.

In accordance with the Compensation Committee’s charter, the Compensation Committee determined that Willis Towers Watson is sufficiently independent to appropriately advise the Compensation Committee on compensation matters and that its relationship with Willis Towers Watson does not give rise to any conflict of interest. Going forward, the Compensation Committee expects that it will continue to engage compensation consultants when and as appropriate, and will conduct an assessment of consultants’ independence prior to any such engagement.

COMPENSATION PHILOSOPHY

In this section, the Company provides details of its Named Executive Officer compensation framework, practices and outcomes for 2017.

Compensation Philosophy

The Company’s compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of its financial, operational and strategic objectives. In addition, the Company believes it is important to retain its top tier talent and strongly align their interests with the Company stakeholders’ interests by emphasizing incentive-based compensation. The Company utilizes the following elements of compensation to achieve these objectives:

Compensation Element	Summary and Linkage to Philosophy

Base Salary	✓A fixed element of compensation to provide a stable source of income ✓Provides market competitive compensation to attract and retain talent

Annual Incentive

✓A cash-based award that encourages executives to focus on specific corporate, business unit and individual performance goals

✓Is earned only if threshold financial, operational and/or strategic objectives are met

Stock Options

✓Rewards long-term stockholder value creation as stock options only provide value when the stock price appreciates

✓Provides wealth-building opportunity and aligns executives with stockholder interests

Restricted Stock Units	✓Rewards long-term stockholder value creation ✓Enhances executive stock ownership and promotes retention

Performance Share Units	✓Rewards long-term stockholder value creation and encourages executives to focus on long-term performance goals ✓Emphasizes long-term view with three-year horizon

Benefits	✓Keeps program competitive and provides protection for executives

Perquisites	✓Perquisites are limited in amount and use

Compensation Determination Process

Use of Market Data

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility and contribution) relative to base salaries, annual incentives and long-term incentives, as well as with the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of its compensation programs, the Company reviews compensation practices and pay opportunities from the energy services industry and general industry survey data, as well as from a selection of publicly-traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically during 2017, the Company used information regarding the pay practices of the energy services industry and general industry companies provided by its compensation consultant, regressed to the Company’s revenue size. The Company believes that revenue is an appropriate indicator of the size and complexity of an organization, which should be considered in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its executive compensation decisions for the Named Executive Officers.

During 2017, the Company also utilized a compensation peer group as an additional reference point when determining executive compensation. This peer group consisted of a select group of companies that the Compensation Committee believes are representative of the talent market in which the Company competes. The Company’s compensation peer group consisted of the following companies for 2017:

The AES Corporation	Calpine Corporation	Dynegy Inc.(1)
Entergy Corporation	FirstEnergy Corp.	NRG Energy, Inc.
PG&E Corporation	Public Service Enterprise Group Incorporated	Talen Energy Corporation (1)

(1)	Starting in 2018, assuming consummation of their respective pending acquisitions, Dynegy and Talen will be excluded from the peer group on an ongoing basis

The Compensation Committee does not target any particular level of total compensation or individual component of compensation against the peer group; rather, the Compensation Committee considers the range of total compensation provided by the Company’s peers, together with information from published surveys, in determining the appropriate mix and level of total compensation for its executives.

Compensation of the Chief Executive Officer (CEO)

In determining the compensation of the CEO, the Compensation Committee annually follows a thorough and detailed process. At the end of each year, the Compensation Committee reviews a self-assessment prepared by the CEO regarding his performance and the performance of the Company’s businesses and meets (with and without the CEO) to evaluate and discuss his performance and the performance of the Company’s businesses.

While the Compensation Committee tries to ensure that a substantial portion of the CEO’s compensation is directly linked to his performance and the performance of the Company’s businesses, the Compensation Committee also seeks to set his compensation in a manner that is competitive with compensation for similarly performing executive officers with similar responsibilities in companies the Company considers to be its peers.

As discussed under “Employment Agreements” below, the Company has entered into an employment agreement with its current CEO, Curtis A. Morgan, which addresses certain elements of his compensation and benefit package.

Compensation of Other Named Executive Officers

In determining the compensation of each of the Company’s Named Executive Officers (other than the CEO), the Compensation Committee seeks the input of the CEO. At the end of each year, the CEO reviews a self-assessment prepared by each Named Executive Officer and assesses the Named Executive Officer’s performance against business unit (or area of responsibility) and individual goals and objectives. The Compensation Committee and the CEO then review the CEO’s assessments of such Named Executive Officers and, in that context, the Compensation Committee approves the compensation for each Named Executive Officer.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of Willis Towers Watson, an independent executive compensation consultant, to analyze the Company’s executive compensation structure and plan designs and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of stockholders. Willis Towers Watson may also directly provide the Compensation Committee with market data, which the Compensation Committee references when determining compensation for executive officers. The Compensation Committee has authorized Willis Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee. Willis Towers Watson does not provide any other services to the Company outside of matters pertaining to executive and director compensation and related corporate governance matters.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, Willis Towers Watson to ensure executive compensation consulting independence.

Base Salary

The Company believes that base salary should consider the scope and complexity of an executive officer’s position and the level of responsibility required to perform his or her job. It also believes that a competitive level of base salary is required to attract, motivate and retain qualified talent. The Company wants to ensure its cash compensation is competitive and sufficient to incent executive officers to remain with us, recognizing its high-performance expectations across a broad set of operational, financial, customer service and community-oriented goals and objectives.

The Compensation Committee regularly reviews base salaries and periodically uses independent compensation consultants to ensure the base salaries are market-competitive. The Compensation Committee may also review an executive officer’s base salary from time to time during a year, including if the executive officer is given a promotion or if his or her responsibilities are significantly modified.

The following table provides detail on the base salaries of the Company’s Named Executive Officers. Base salaries for Messrs. Morgan, Burke and Holden were initially set by their employment agreements, and base salaries for Messrs. Hudson and Muscato were determined based on market data and role and responsibilities.

Subject to the Employment Agreements with Messrs. Morgan, Burke and Holden, which are described under “Employment Agreements” below, the Compensation Committee may change the base salaries for all of the Named Executive Officers at any time based on updated market data, updated roles and responsibilities and the CEO’s recommendation. Board approval is required to change the base salary for Mr. Morgan.

2017 Base Salaries

Name	2017 Salary
Curtis A. Morgan	$950,000
James A. Burke	$750,000
J. William Holden	$590,000
Scott A. Hudson	$500,000
Stephen J. Muscato	$500,000

Annual Incentive Plan

Summary

The EAIP provides an annual performance-based cash bonus for the successful attainment of certain financial and operational performance targets that are established annually by the Compensation Committee. Under the terms of the EAIP, performance against these targets, which are set at challenging levels to incentivize exceptional performance (while at the same time balancing the needs for safety and investment in the Company’s business), drives bonus funding.

Performance Framework

As a general matter, target-level performance is based on the Company’s board-approved financial and operational plan (the “Financial Plan”) for each upcoming year. The Compensation Committee sets high expectations for the Company’s executive officers and therefore annually selects a target performance level that constitutes above average performance for the business, which the Compensation Committee expects the business to achieve during the upcoming year. Threshold and superior levels are for performance levels that are below or above Financial Plan-based expectations, respectively. Based on the level of attainment of these performance targets, an aggregate EAIP funding percentage amount for all participants is determined.

Target Opportunity (as a % of Salary)

Performance payouts on financial metrics are equal to, for any particular metric, 100% if the target amount is achieved, 50% if the threshold amount is achieved and 200% if the superior amount is achieved.

Actual performance payouts are interpolated on a linear basis, as applicable, with a maximum performance payout for any particular metric being equal to 200%. These results are then adjusted by an individual performance modifier as described below.

2017 Annual Incentive Plan Target Opportunities	Target %(1)

Morgan – Chief Executive Officer	100%

Burke – EVP & Chief Operating Officer	90%

Holden – EVP & Chief Financial Officer	90%

Hudson – SVP & President of Retail	75%

Muscato – SVP	75%

(1)	Described as a percentage of base salary

Financial and Operational Performance Targets for 2017

The following table provides a summary (including relevant weighting) of the performance targets under the EAIP for the Company’s Named Executive Officers:

Named Executive Officer Vistra Scorecard Metrics	Weight	Target	Performance	Payout
Vistra Energy Adjusted EBITDA ($ mm)	20%	1,482	1,455	18%
Cost Management ($ mm)	20%	705	640	40%
Adjusted Free Cash Flow ($ mm)	20%	817	831	23%
Luminant Operational and Financial Metrics (%)	20%	100%	126%	25%
TXU Energy Operational and Financial Metrics (%)	20%	100%	120%	24%

Total	100%			130%

The Company focuses the majority of its metrics on financial parameters that align with shareholder value: Adjusted EBITDA, Cost Management, and Adjusted Free Cash Flow. The Company performed well against each of these metrics in 2017. The target for Adjusted EBITDA was set above the midpoint of guidance in order to drive strong performance. The organization took a disciplined approach to maximizing the combination of these three key metrics. In addition to the Company financial metrics, the Committee set goals to ensure that the management team was continuing to drive the performance of each of the key business units, Luminant and TXU Energy. The Luminant Operational and Financial Metrics consist of core processes that lead to consistent and safe operations while also driving the Luminant portion of the Company financial metrics. TXU Energy Operational and Financial Metrics focus on core customer operations that drive both high customer satisfaction and high performance of the TXU Energy portion of the Company Financial metrics.

Individual Performance Modifier

After approving actual performance against the applicable targets under the EAIP, and on a basis independent of such target performance calculations, the Compensation Committee and the CEO review the performance of each of the Company’s executive officers on an individual and comparative basis. Based on this review, which includes an analysis of both objective and subjective criteria, as determined by the Compensation Committee in its sole discretion, including the CEO’s recommendations (with respect to all executive officers other than himself), the Compensation Committee approves an individual performance modifier for each executive officer.

Under the terms of the EAIP, the individual performance modifier can range from an outstanding rating (150%) to an unacceptable rating (0%). To calculate an executive officer’s final annual cash incentive bonus, the executive officer’s corporate/business unit payout percentages are multiplied by the executive officer’s target incentive level, which is computed as a percentage of annualized base salary, and then by the executive officer’s individual performance modifier, subject to the aggregate cap of 200% of such executive officer’s target bonus for executives under employment agreements.

Actual Awards

The following table provides a summary of the 2017 performance-based cash bonus for each Named Executive Officer under the EAIP, and the discussion below highlights the key factors used in determining the awards. The Company paid 80% of the target bonus percentage to Named Executive Officers in December 2017 in anticipation of tax law changes that would impact deductions for executive compensation. The Company chose 80% based on a conservative review of projected year-end results and the fact that the Compensation Committee had not yet reviewed the recommendations for individual performance modifiers for the Named Executive Officers. The Compensation Committee and the Board (as applicable) have now certified financial results for 2017 and approved the individual performance modifiers for all Named Executive Officers. All of our Named Executive Officers earned in excess of 100% of their respective target bonuses and will be paid the additional earned amounts (the amounts in excess of 80% of their respective target bonuses previously paid) in March 2018.

Mr. Morgan led the Company organization through a transformational year in 2017. Key CCGT acquisitions were made in the first half of the year, plant closure decisions were made in the second half of the year, and the Dynegy merger was announced in the fourth quarter, as well. While the generation business was transforming, the retail business continued to deliver strong performance. Throughout the year, Mr. Morgan continued to develop a strong team environment for high performance and consistent decision-making. Given these and other significant achievements, the Board approved an individual performance modifier that increased Mr. Morgan’s incentive award.

Mr. Burke played a key role in all of the decisions around the generation fleet in 2017. The generation fleet had strong safety performance, commercial availability, and mining productivity, while implementing operational performance initiatives across the fleet. The analysis that led to the announcement of plant and mine closures in 2017 positioned the fleet for a strong 2018. The retail business had another strong year in 2017, including both financial performance and customer satisfaction ratings. In addition, he continued to lead the retail organization to continued strong market share and innovation. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Burke’s incentive award.

Mr. Holden also played a key role in the mergers and acquisitions activity conducted in 2017, while leading the finance organization and interfacing with external stockholders. Mr. Holden led the effort to develop key investor relations initiatives supporting the decisions to close power plants and to merge with Dynegy. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Holden’s incentive award.

Mr. Hudson continued to drive performance in the competitive ERCOT retail market. The retail business continues to deliver market leading customer service and market leading innovation. The retail business delivered strong financial results in a continuously strong competitive market. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Hudson’s incentive award.

Mr. Muscato led the commercial organization to a strong year. The commercial team supported the generation fleet and retail business and identified key market dynamics to drive value. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Muscato’s incentive award.

Name	Target (% of salary)	Target Award ($ Value)	Actual Award ($)
Curtis A. Morgan	100%	950,000	$1,858,058
James A. Burke	90%	675,000	$1,093,000
J. William Holden	90%	531,000	$700,300
Scott A. Hudson	75%	375,000	$605,000
Stephen J. Muscato	75%	375,000	$605,000

Long-Term Incentive Plan

The Board awarded its first annual equity grants to the Company’s Named Executive Officers in the fourth quarter of 2017. Based on market data and consultations with Willis Towers Watson, the target mix of each Named Executive Officer’s equity award was allocated as follows: 45% in PSUs, 30% in RSUs and the remaining 25% in stock options.

These awards were intended to serve as a retention and motivational tool and align the interests of the Company’s executive officers with the interests of the Company’s stockholders. Award sizes were determined based on an evaluation of internal pay equity, and compensation levels for comparable positions among peer companies, the energy services industry and general industry. The award values were benchmarked against overall market data and proxy data from the Company’s peer group. The vesting schedules for these October 2017 grants were extended approximately five months in order to better align future grants and vesting schedules with a traditional first quarter grant date timeline. The awards fully vest in March 2021.

Awards Granted in 2017

2017 Equity Grants	Total Grant Value

Morgan – Chief Executive Officer	$5,000,000

Burke – EVP & Chief Operating Officer	$2,100,000

Holden – EVP & Chief Financial Officer	$1,250,000

Hudson – SVP & President of Retail	$1,000,000

Muscato – SVP	$1,000,000

Performance Share Units (45% of 2017 Equity Grants)

45% of the targeted equity value was granted in the form of PSUs that vest based on performance over a three-year period. The initial metric approved for the PSUs was achieving positive net income in 2017. This metric was set for purposes of satisfying Section 162(m) of the Internal Revenue Code. In the first quarter of 2018, the Compensation Committee approved final metrics for the PSUs. As seen below, these metrics include Adjusted EBITDA, a metric to be set each year but measured based on cumulative three-year outcome; Generation Availability Index, a metric set each year but measured based on a three-year performance average target of 100%; and Retail Performance Index, a metric set each year but measured based on a three-year performance average target of 100%.

Performance Share Units Metrics Summary	Weight
Vistra Energy Adjusted EBITDA ($ mm)	70%
Generation Availability Index (%)	15%
Retail Performance Index (%)	15%

Total	100%

The Compensation Committee believes these metrics will focus the management team on long-term shareholder value creation and the development of a sustainable high performing business.

Restricted Stock Units (30% of 2017 Equity Grants)

30% of the targeted value was granted in the form of RSUs that vest ratably over a three-year period (with an extended vesting schedule for 2017 grants). The number of RSUs awarded to each executive was determined by dividing the targeted RSU value for each executive by the closing price of the Company’s common stock on the grant date as reported on the NYSE in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Stock Options (25% of 2017 Equity Grants)

25% of the targeted equity value was granted in the form of non-qualified stock options that vest ratably over a three-year period (with an extended vesting schedule for 2017 grants) and expire after 10 years. The exercise price of each option was the closing price of the Company’s common stock on the date of grant as reported on the NYSE. The number of options granted was determined by dividing the targeted stock option value for each executive by the value of each option, which was computed using the Black-Scholes option-pricing model using the same assumptions that the Company uses in calculating the compensation expense attributable to such grants under ASC 718.

2017 Equity Awards

The values included in the following table reflect the fair value of such equity awards as of the grant date.

Name	# of Stock Options	Stock Option Value ($)	# of RSUs	RSU Value ($)	# of PSUs	PSU Value ($)	Total Value ($)
Curtis A. Morgan	206,270	$1,250,000	79,365	$1,500,000	119,047	$2,250,000	$5,000,000
James A. Burke	86,633	$525,000	33,333	$630,000	50,000	$945,000	$2,100,000
J. William Holden	51,567	$312,500	19,841	$375,000	29,761	$562,500	$1,250,000
Scott A. Hudson	41,254	$250,000	21,164	$400,000	18,518	$350,000	$1,000,000
Stephen J. Muscato	41,254	$250,000	21,164	$400,000	18,518	$350,000	$1,000,000

Future Equity Awards

In the future, the Compensation Committee may provide additional grants and forms of equity to drive certain aspects of the Company’s operating and financial performance as the Compensation Committee sees fit, and as supported by market data and the executive’s performance. The Compensation Committee believes that long-term incentive compensation is an important component of the Company’s compensation program because it has the potential for retaining and motivating executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of the Company’s long-term strategic and financial goals.

Benefits and Perquisites

Benefits

The Company’s executive officers generally have the opportunity to participate in certain of the Company’s broad-based employee compensation plans, including the Company’s Thrift (401(k)) Plan (the “Thrift Plan”), and health and welfare plans. Please refer to the footnotes to the Summary Compensation Table below.

Perquisites

The Company provided its executives with certain perquisites, including financial planning services, during 2017.

Employment Arrangements and Severance Benefits

The Company has entered into employment agreements with Mr. Morgan, Mr. Burke and Mr. Holden. Each of the employment agreements provides that certain payments and benefits will be paid upon the expiration of the agreement or an earlier termination of the Named Executive Officer’s employment under various circumstances, including a termination without cause, a resignation for good reason and a qualifying termination of employment within a fixed period of time following a change in control of the Company.

In addition, Mr. Hudson and Mr. Muscato are participants in the Company’s Executive Severance Plan (the “Severance Plan”) and Executive Change in Control Policy (the “Change in Control Policy”). The Severance Plan provides certain severance benefits to the Company’s executive officers and other qualified employees upon the employee’s termination under various circumstances, including a termination without cause and a resignation for good reason. The Change in Control Policy provides certain severance benefits to the Company’s executive officers and other qualified employees upon the employee’s termination of employment within a fixed period of time following a change in control of the Company.

The change in control severance benefits for our Named Executive Officers include a “double trigger” provision, which requires both (a) a change in control of the Company and (b) a termination of employment before any applicable Named Executive Officer is entitled to receive any severance payment.

The Company believes that these provisions are important in order to attract, motivate and retain the caliber of executive officers that its business requires and provide incentive for its executive officers to fully consider potential changes that are in the Company’s and its stockholders’ best interests, even if such changes could result in the executive officers’ termination of employment.

Other Compensation Policies

Insider Trading Policy

Under the Company’s insider trading policy, members of the Board and all of the Company’s officers and employees shall not engage in any derivative transactions involving any securities of the Company, including hedging transactions, pledges of Company securities as collateral or short sales thereof.

Accounting, Tax and Other Considerations

Accounting Considerations

The Company follows ASC 718 for its stock-based compensation awards, and the compensation that it pays to its executives is expensed in the Company’s financial statements as required by U.S. GAAP.

As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, executive compensation.

Income Tax Considerations

Given changes to 162(m) of the Internal Revenue Code effective in 2018, even though the Company’s full year-end performance review and bonus process had not yet been completed, it paid 80% of target bonuses for the Named Executive Officers in December of 2017. The remaining amounts due are being paid through the annual process that yielded the total payments described earlier.

Risk Assessment

The Company’s management team annually initiates the Company’s internal risk review and assessment process for the Company’s compensation policies and practices by assessing, among other things: (1) the mix of cash and equity payouts at various compensation levels; (2) the performance time horizons used by the Company’s plans; (3) the use of multiple financial and operational performance metrics that are readily monitored and reviewed; (4) the incorporation of both operational and financial goals and individual performance modifiers; (5) the inclusion of maximum caps and other plan-based mitigants on the amount of its awards; and (6) multiple levels of review and approval of awards (including approval of the Compensation Committee with respect to awards to executive officers and awards to other employees that exceed monetary thresholds). Following their assessment, the Company’s management team prepares a report, which is provided to the Compensation Committee for review. The Compensation Committee reviews the report and provides it to the Audit Committee. The Company’s management and the Compensation Committee have determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Say on Pay Vote

In May 2017, the Company’s stockholders were asked to approve, on an advisory basis, the Company’s 2016 executive compensation programs. A substantial majority (99.9%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The “say-on-pay” advisory vote serves as a tool to guide the Board and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests. The Compensation Committee believes that these results reaffirm the Company’s stockholders’ support of the Company’s approach to executive compensation. The Compensation Committee will continue to use the “say-on-pay” vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

Compensation Committee Interlocks and Insider Participation

None of the Company’s directors who currently serve, or during the past year have served, as members of the Compensation Committee is, or has, at any time, been one of the Company’s officers or employees. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Company’s Compensation Committee.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Our executive compensation program is administered and reviewed by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board as of March 22, 2018.

Compensation Committee

Gavin R. Baiera (Chair)

Jennifer Box

Summary Compensation Table—2017

The following table provides information for the period from October 3, 2016 – December 31, 2016 (the “2016 Stub Period”) and the fiscal year ended December 31, 2017 regarding the aggregate compensation paid to the Company’s Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation ($)	All Other Compensation ($)(5)	Total ($)
Curtis A. Morgan President and Chief Executive Officer	2017 2016	950,000 233,846	— —	3,750,000 2,500,000	1,250,000 2,500,000	1,858,058 1,900,000	— —	226,095 17,056	8,034,153 7,150,902
James A. Burke EVP and Chief Operating Officer	2017 2016	750,000 184,615	— 1,000,000	1,575,000 2,000,000	525,000 2,000,000	1,093,000 1,228,907	— —	26,570 2,529	3,969,570 6,416,051
J. William Holden EVP and Chief Financial Officer	2017 2016	590,000 45,385	— 150,000	937,500 1,250,000	312,500 1,250,000	700,300 —	— —	110,009 3,166	2,650,309 2,698,551
Scott A. Hudson SVP & President TXU Energy	2017 2016	475,769 113,767	— —	750,000 500,000	250,000 500,000	605,000 620,825	— —	26,802 —	2,107,571 1,734,592
Stephen J. Muscato SVP and Chief Commercial Officer	2017 2016	475,769 116,346	— 100,000	750,000 500,000	250,000 500,000	605,000 541,590	— —	16,200 —	2,096,969 1,757,936

(1)	The amounts reported in this column for Mr. Burke and Mr. Muscato represent discretionary cash bonuses that each Named Executive Officer earned in 2016. The amount reported in this column for Mr. Holden is an agreed upon amount pursuant to his Employment Agreement that was paid in lieu of EAIP for 2016.
(2)	The amounts reported as “Stock Awards” represent the aggregate grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 18 to the Company’s Consolidated Financial Statements included in the Company’s annual report on Form 10-K filed on February 26, 2018 (the “Consolidated Financial Statements”)) of certain RSUs and PSUs that were granted to the Named Executive Officers.
(3)	The amounts reported as “Option Awards” represent the grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 18 to the Consolidated Financial Statements) of certain stock options that were granted to the Named Executive Officers.
(4)	The amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the respective Named Executive Officers under the EAIP.

(5)	The amounts for 2017 reported as “All Other Compensation” are attributable to the Named Executive Officer’s receipt of compensation as described in the following table:

Name	Matching Contribution to Thrift Plan(a)	Financial Planning(b)	Executive Physical(c)	Relocation Expenses(d)	Spousal Travel(e)	Total
Curtis A. Morgan	16,200	12,401	3,760	193,734	—	226,095
James A. Burke	16,200	10,370	—	—	—	26,570
J. William Holden	16,200	—	4,681	89,128	—	110,009
Scott A. Hudson	16,200	—	—	—	10,602	26,802
Stephen J. Muscato	16,200	—	—	—	—	16,200

For purposes of preparing this table, all perquisites are valued on the basis of the actual cost to the Company.

(a)	The Company’s Thrift Plan allows participating employees to contribute a portion of their regular salary or wages to the plan. Under the Thrift Plan, the Company matches a portion of an employee’s contributions. This matching contribution is 100% of each Named Executive Officer’s contribution, not to exceed 6% of the Named Executive Officer’s salary (with the salary capped at the annual IRS compensation limit). All matching contributions are invested in Thrift Plan investments as directed by the participant.
(b)	The Company offers to pay for its executive officers to receive financial planning services. This service is intended to support them in managing their financial affairs, which the Company considers especially important given the high level of time commitment and performance expectation required of its executive officers. Furthermore, the Company believes that such service helps ensure greater accuracy and compliance with individual tax regulations by its executive officers.
(c)	The amounts received by Mr. Morgan and Mr. Holden include expenses related to medical examinations.
(d)	The amounts received by Mr. Morgan include moving expenses related to his relocation and costs incurred in the sale of a home under the Company’s US Domestic Relocation Policy whereby the Company purchased Mr. Morgan’s home at appraised value. Any incremental cost on the sale of the home by the Company will be disclosed subsequently in the year in which the sale occurs. The amounts received by Mr. Holden include moving expenses related to his relocation.
(e)	The amount received by Mr. Hudson includes taxable spousal travel expenses.

Grants of Plan-Based Awards – 2017

The following table sets forth information regarding grants of compensatory awards to the Named Executive Officers for 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Numbers of Shares of Stock or Units (#) (3)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Approval/ Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Curtis A. Morgan	10/03/17	—	—	—	59,523	119,047	238,094	—	—	—	2,250,000
	10/03/17	—	—	—	—	—	—	79,365	—	—	1,500,000
	10/03/17	—	—	—	—	—	—	—	206,270	18.90	1,250,000
	12/19/16	—	950,000	1,900,000	—	—	—	—	—	—	—
James A. Burke	10/03/17	—	—	—	25,000	50,000	100,000	—	—	—	945,000
	10/03/17	—	—	—	—	—	—	33,333	—	—	630,000
	10/03/17	—	—	—	—	—	—	—	86,633	18.90	525,000
	12/19/16	—	675,000	1,350,000	—	—	—	—	—	—	—
J. William Holden	10/03/17	—	—	—	14,880	29,761	59,522	—	—	—	562,500
	10/03/17	—	—	—	—	—	—	19,841	—	—	375,000
	10/03/17	—	—	—	—	—	—	—	51,567	18.90	312,500
	12/19/16	—	531,000	1,062,000	—	—	—	—	—	—	—
Scott A. Hudson	10/03/17	—	—	—	9,259	18,518	37,036	—	—	—	350,000
	10/03/17	—	—	—	—	—	—	21,164	—	—	400,000
	10/03/17	—	—	—	—	—	—	—	41,254	18.90	250,000
	12/19/16	—	375,000	—	—	—	—	—	—	—	—
Stephen J. Muscato	10/03/17	—	—	—	9,259	18,518	37,036	—	—	—	350,000
	10/03/17	—	—	—	—	—	—	21,164	—	—	400,000
	10/03/17	—	—	—	—	—	—	—	41,254	18.90	250,000
	12/19/16	—	375,000	—	—	—	—	—	—	—	—

(1)	Represents the target and maximum amounts (where applicable) available under the EAIP for 2017 for each Named Executive Officer. Each payment is reported in the Summary Compensation Table in the year earned under the heading “Non-Equity Incentive Plan Compensation,” and is described above under the section entitled “Annual Incentive Plan”.
(2)	Represents the threshold, target and maximum amounts of PSUs granted on October 3, 2017. As described in further detail under the section entitled “Long-Term Incentive Plan”, the PSUs require performance goals to be attained over a three-year period scheduled to end on March 31, 2021. The PSUs are payable, if performance criteria are met, in common stock.
(3)	Represents the RSUs granted in 2017.
(4)	The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant.
(5)	Represents the grant date fair value of the awards computed in accordance with ASC 718, using the assumptions discussed in Note 18 to the Consolidated Financial Statements.

For a discussion of certain material terms of the employment agreements with certain Named Executive Officers, please see “Compensation Philosophy” and “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End – 2017

The following table sets forth information regarding outstanding equity awards to the Named Executive Officers at fiscal year-end for 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)(1)
Curtis A. Morgan	131,578	(3)	394,738	(3)	14.03	10/11/2026	—		—		—	—
	—		206,270	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	114,679	(3)	2,100,923	(3)	—	—
	—		—		—	—	79,365	(4)	1,453,967	(4)	—	—
	—		—		—	—	—		—		119,047	2,180,941
James A. Burke	105,263	(3)	315,790	(3)	14.03	10/11/2026	—		—		—	—
	—		86,633	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	91,743	(3)	1,680,735	(3)	—	—
	—		—		—	—	33,333	(4)	610,661	(4)	—	—
	—		—		—	—	—		—		50,000	916,000
J. William Holden	70,383	(5)	211,149	(5)	12.13	12/05/2026	—		—		—	—
	—		51,567	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	64,879	(5)	1,188,583	(5)	—	—
	—		—		—	—	19,841	(4)	363,487	(4)	—	—
	—		—		—	—	—		—		29,761	545,222
Scott Hudson	26,315	(3)	78,948	(3)	14.03	10/11/2026	—		—		—	—
	—		41,254	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	22,936	(3)	420,188	(3)	—	—
	—		—		—	—	21,164	(4)	387,724	(4)	—	—
	—		—		—	—	—		—		18,518	339,250
Stephen J. Muscato	26,315	(3)	78,948	(3)	14.03	10/11/2026	—		—		—	—
	—		41,254	(4)	18.90	3/31/2028	—		—		—	—
	—		—		—	—	22,936	(3)	420,188	(3)	—	—
	—		—		—	—	21,164	(4)	387,724	(4)	—	—
	—		—		—	—	—		—		18,518	339,250

(1)	The amount listed in this column represents the product of the closing market price of the Company’s common stock on December 29, 2017 of $18.32, multiplied by the number of shares of stock subject to the award.
(2)	The PSUs require performance goals to be attained over a three-year scheduled to end on March 31, 2021. The PSUs are payable, if performance criteria are met, in common stock. In the table above, the number and market value of the units that vest based on net income reflect target performance. The actual number of shares that will be distributed with relation to 2017 PSUs are not yet determinable.
(3)	Granted on October 11, 2016 and vests ratably on the first four anniversaries of October 3, 2016.
(4)	Granted on October 3, 2017 and vests ratably on the first three anniversaries of March 31, 2018.
(5)	Granted on December 5, 2016 and vests ratably on the first four anniversaries of October 3, 2016.

Option Exercises and Stock Vested – 2017

The following table sets forth information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Curtis A. Morgan	—	—	38,226	811,156
James A. Burke	—	—	30,581	648,929
J. William Holden	—	—	21,626	458,904
Scott A. Hudson	—	—	7,645	162,227
Stephen J. Muscato	—	—	7,645	162,227

(1)	The number of shares acquired on vesting are pre-tax and do not account for shares sold to pay taxes.
(2)	The value realized on vesting represents the sum of (i) the closing price of the Company’s common stock on October 3, 2017 ($18.90), the vesting date, of all shares of stock subject to RSUs that vested, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that vested.

Potential Payments upon Termination or Change in Control

The following tables and narrative below describe payments to each of the Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of his or her termination, including if such termination is voluntary, for cause, as a result of death, as a result of disability, without cause or for good reason or in connection with a change in control of the Company.

Employment Arrangements with Contingent Payments

As of December 31, 2017, each of Messrs. Morgan, Burke and Holden had employment agreements with change in control and severance provisions. With respect to these employment agreements, a change in control is generally defined as (i) a transaction that results in the acquisition of 30% or more of the Company’s common stock, (ii) a change in the composition of the Board such that members of the Board during any consecutive 12-month period cease to constitute a majority of the Board, (iii) the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company, or (iv) a transaction that results in a merger or sale of substantially all of the Company’s assets or capital stock to another person who is not an affiliate of the Company.

Each employment agreement includes customary non-compete and non-solicitation provisions that generally restrict the Named Executive Officer’s ability to compete with us or solicit the Company’s customers or employees for his or her own personal benefit during the term of the employment agreement and 24 months after the employment agreement expires or is terminated.

Executive Severance Plan and Executive Change in Control Policy

As of December 31, 2017, each of Messrs. Hudson and Muscato were participants in the Severance Plan and Change in Control Policy. With respect to the Change in Control Policy, a change in control is generally defined as (i) a transaction that results in the acquisition of 25% or more of the Company’s common stock, (ii) a change in the composition of the Board such that the incumbent members of the Board cease to constitute a majority of the Board, (iii) the consummation of a plan of complete dissolution or liquidation of the Company, or (iv) a transaction that results in a merger or sale of substantially all of the Company’s assets or capital stock to another person who is not an affiliate of the Company.

The Severance Plan includes customary non-solicitation provisions that generally restrict the applicable Named Executive Officer’s ability to solicit any employee, consultant or contractor for his own personal benefit for a period of one year after a termination contemplated under the Severance Plan.

The following tables describe payments to which each Named Executive Officer is entitled under the employment agreement or Severance Plan and Change in Control Policy, as applicable, assuming termination of employment as of December 31, 2017.

Excise Tax Gross-Ups

Our Named Executive Officers are not entitled to an excise tax gross-up payment in the event that any benefit or payment by the Company is determined to be subject to the excise tax imposed by Internal Revenue Code Section 4999.

1. Mr. Morgan

Potential Payments to Mr. Morgan upon Termination as of December 31, 2017 (per employment agreement in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)	Disability ($)	Without Cause Or For Good Reason ($)	Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—	—	3,800,000	6,631,000
EAIP(1)	—	—	1,238,705	1,238,705	1,238,705	—
Unvested RSU Awards(2)	—	—	788,990	788,990	788,990	3,820,946
Unvested Stock Options(3)	—	—	564,474	564,474	564,474	1,693,425
Unvested PSU Awards	—	—	726,908 (4)	726,908 (4)	726,908 (4)	2,843,729(5)
Health & Welfare:	—	—	—	—	—	—
- Medical/COBRA	—	—	—	—	40,042	40,042
- Dental/COBRA	—	—	—	—	2,334	2,334
- Vision/COBRA	—	—	—	—	0	0
Totals	0	0	3,319,076	3,319,076	7,161,452	15,031,476

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Morgan’s employment due to death or disability, by the Company without cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of the Company Common Stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of the Company, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Morgan’s outstanding PSUs on the date of the change in control of the Company; therefore, this amount is calculated as the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Morgan has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Morgan’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Morgan’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Morgan’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	a prorated annual bonus earned under the EAIP for the year of termination;

f.	certain continuing health care benefits;

g.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Morgan’s termination without cause or resignation for good reason within 18 months following a change in control of the Company:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) a percentage, determined based on the number of days of his employment in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and

g.	accelerated vesting of all of his outstanding equity awards upon termination.

2. Mr. Burke

Potential Payments to Mr. Burke upon Termination as of December 31, 2017 (per employment agreement in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)	Disability ($)	Without Cause Or For Good Reason ($)	Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—	—	2,850,000	4,935,750
EAIP(1)	—	—	880,133	880,133	880,133	—
Unvested RSU Awards(2)	—	—	631,193	631,193	631,193	2,504,239
Unvested Stock Options(3)	—	—	451,579	451,579	451,579	1,354,737
Unvested PSU Awards	—	—	305,303 (4)	305,303 (4)	305,303 (4)	1,194,372(5)
Health & Welfare:	—	—	—	—	—	—
- Medical/COBRA	—	—	—	—	40,042	40,042
- Dental/COBRA	—	—	—	—	2,334	2,334
- Vision/COBRA	—	—	—	—	0	0
Totals	0	0	2,268,207	2,268,207	5,160,583	10,031,475

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Burke’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of the Company, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Burke’s outstanding PSUs on the date of the change in control of the Company; therefore, this amount is calculated as the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Burke has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Burke’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Burke’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Burke’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	a prorated annual bonus earned under the EAIP for the year of termination;

f.	certain continuing health care benefits;

g.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Burke’s termination without cause or resignation for good reason within 18 months following a change in control of the Company:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and

g.	accelerated vesting of all of his outstanding equity awards upon termination.

3. Mr. Holden

Potential Payments to Mr. Holden upon Termination as of December 31, 2017 (per employment agreement in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)	Disability ($)	Without Cause Or For Good Reason ($)	Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—	—	2,242,000	3,882,790
EAIP(1)	—	—	692,371	692,371	692,371	—
Unvested RSU Awards(2)	—	—	446,366	446,366	446,366	1,702,589
Unvested Stock Options(3)	—	—	435,671	435,671	435,671	1,307,012
Unvested PSU Awards	—	—	181,722 (4)	181,722 (4)	181,722 (4)	710,915(5)
Health & Welfare:	—	—	—	—	—	—
- Medical/COBRA	—	—	—	—	40,042	40,042
- Dental/COBRA	—	—	—	—	2,334	2,334
- Vision/COBRA	—	—	—	—	0	0
Totals	0	0	1,756,130	1,756,130	4,040,506	7,645,682

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Holden’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of the Company, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Holden’s outstanding PSUs on the date of the change in control of the Company; therefore, this amount is calculated as the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Holden has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Holden’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Holden’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Holden’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	a prorated annual bonus earned under the EAIP for the year of termination;

f.	certain continuing health care benefits;

g.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Holden’s termination without cause or resignation for good reason within 18 months following a change in control of the Company:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and

g.	accelerated vesting of all of his outstanding equity awards upon termination.

4. Mr. Hudson

Potential Payments to Mr. Hudson upon Termination as of December 31, 2017 (per the Executive Severance Plan and Executive Change in Control Policy in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)	Disability ($)	Without Cause Or For Good Reason ($)	Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—	—	875,000	875,000
EAIP(1)	—	—	488,963	488,963	—	—
Unvested RSU Awards(2)	—	—	157,797	157,797	157,797	861,125
Unvested Stock Options(3)	—	—	112,895	112,895	112,895	338,684
Unvested PSU Awards	—	—	113,072 (4)	113,072 (4)	113,072 (4)	442,348(5)
Health & Welfare:	—	—	—	—	—	—
- Medical/COBRA	—	—	—	—	20,021	20,021
- Dental/COBRA	—	—	—	—	1,167	1,167
- Vision/COBRA	—	—	—	—	0	0
Totals	0	0	872,727	872,727	1,279,952	2,538,345

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) (A) the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32), multiplied by (B) all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Hudson’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of the Company, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Hudson’s outstanding PSUs on the date of the change in control of the Company; therefore, this amount is calculated as the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Hudson is a participant under the Executive Severance Plan and Executive Change in Control Policy that provide for certain payments and benefits upon the termination of his employment under the following circumstances:

1.	In the event of Mr. Hudson’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Hudson’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Hudson’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP, prorated for the portion of the year prior to such termination;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	certain continuing health care benefits;

f.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had she remained employed; and

g.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Hudson’s termination without cause or resignation for good reason within 24 months following a change in control of the Company:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	certain continuing health care benefits; and

f.	accelerated vesting of all of his outstanding equity awards upon termination.

5. Mr. Muscato

Potential Payments to Mr. Muscato upon Termination as of December 31, 2017 (per the Executive Severance Plan and Executive Change in Control Policy in effect as of December 31, 2017)

Benefit	Voluntary ($)	For Cause ($)	Death ($)	Disability ($)	Without Cause Or For Good Reason ($)	Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—	—	875,000	875,000
EAIP(1)	—	—	488,963	488,963	—	—
Unvested RSU Awards(2)	—	—	157,797	157,797	157,797	861,125
Unvested Stock Options(3)	—	—	112,895	112,895	112,895	338,684
Unvested PSU Awards	—	—	113,072 (4)	113,072 (4)	113,072 (4)	442,348(5)
Health & Welfare:	—	—	—	—	—	—
- Medical/COBRA	—	—	—	—	20,021	20,021
- Dental/COBRA	—	—	—	—	1,167	1,167
- Vision/COBRA	—	—	—	—	0	0
Totals	0	0	872,727	872,727	1,279,952	2,538,345

(1)	Calculated as target award multiplied by Company performance.
(2)	The value of unvested RSU awards represents the sum of (i) the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) of all shares of stock subject to RSUs that would vest upon the triggering event, and (ii) the value of the 2016 Special Dividend ($2.32 per share) attributable to all shares of stock subject to RSUs that would vest upon the triggering event and were granted at the time of the 2016 Special Dividend.
(3)	The value of unvested stock options represents the difference in the exercise price and the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) of all stock options that would vest upon the triggering event.
(4)	Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Muscato’s employment due to death or disability, by the Company for cause or by him for good reason, the time-based condition is deemed satisfied as to 33.33% of his outstanding PSUs. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) for all PSUs for which the time-based condition has been deemed satisfied.
(5)	Upon change in control of the Company, both the time-based and performance-based conditions are deemed satisfied as to all of Mr. Muscato’s outstanding PSUs on the date of the change in control of the Company; therefore, this amount is calculated as the closing price of a share of the Company’s common stock on December 29, 2017 ($18.32) multiplied by the target number of PSUs multiplied by Company performance.

Mr. Muscato is a participant under the Executive Severance Plan and Executive Change in Control Policy that provide for certain payments and benefits upon the termination of his employment under the following circumstances:

1.	In the event of Mr. Muscato’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination; and

b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Muscato’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a prorated annual bonus earned under the EAIP for the year of termination;

e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

f.	accelerated vesting of 33.33% of his outstanding PSUs.

3.	In the event of Mr. Muscato’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP, prorated for the portion of the year prior to such termination;

d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

e.	certain continuing health care benefits;

f.	subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had she remained employed; and

g.	accelerated vesting of 33.33% of his outstanding PSUs.

4.	In the event of Mr. Muscato’s termination without cause or resignation for good reason within 24 months following a change in control of the Company:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case, earned through the date of termination;

b.	unreimbursed business expenses incurred through the date of termination;

c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;

d.	a lump sum payment equal to the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;

e.	certain continuing health care benefits; and

f.	accelerated vesting of all of his outstanding equity awards upon termination.

Director Compensation

The table below sets forth information regarding the aggregate compensation earned by or paid to the members of the Board during the year ended December 31, 2017. Several board members joined the Board during 2017 and their fees listed below were prorated from the date of their election to the Board. The Company reimburses directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)		Total ($)
Gavin R. Baiera (1)(2)(4)	170,000	100,000	(6)	270,000
Jennifer Box (1)(2)(3)	195,000	—		195,000
Brian K. Ferraioli (1)(2)	72,349	100,000	(7)	172,349
Scott B. Helm (1)(2)	57,079	150,000	(8)	207,079
Jeff D. Hunter (1)(2)	147,500	100,000	(9)	247,500
Michael S. Liebelson (1)(2)(5)	290,000	—		290,000
Cyrus Madon (1)(2)(3)	195,000	—		195,000
Geoffrey D. Strong (1)(2)(3)	195,000	—		195,000

(1)	Members of the Board who are not officers of the Company and not Chair of the Board or Chair of the Audit Committee receive an annual board retainer of $80,000 and an annual committee retainer of $15,000. The Chair of the Board receives an annual board retainer of $150,000. The Chair of the Audit Committee receives an annual board retainer of $90,000 and an annual committee retainer of $25,000.
(2)	Members of the Board who are not officers of the Company receive an annual equity award in the amount of $100,000. The Chair of the Board receives an annual equity award in the amount of $150,000. Certain members of the Board elected to be paid in cash in lieu of receiving their equity awards.
(3)	Fees were directly paid to entities affiliated with the employer of such director for firm use and not redirected to individual directors.
(4)	$113,750 of fees were directly paid to Angelo, Gordon & Co. for firm use and not redirected to Mr. Baiera. The remainder of the fees were paid directly to Mr. Baiera after his departure from Angelo, Gordon & Co.
(5)	Michael S. Liebelson resigned from the Board effective February 1, 2017, and in consideration of a General Release Agreement between the Company and Mr. Liebelson, he received a lump sum payment of $266,250 that was paid in February 2017. In addition, the RSUs held by Mr. Liebelson were fully vested in connection with his resignation.
(6)	5,291 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.
(7)	6,357 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.
(8)	8,702 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.
(9)	5,265 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2017.

PROPOSAL 3 – APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

A proposal will be presented at the 2018 Annual Meeting asking stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in this proxy statement. Please see the section entitled “Executive Compensation” beginning on page 20, specifically including our “Compensation Discussion and Analysis” section beginning on page 21, for a discussion of our compensation program for our Named Executive Officers.

The advisory vote on the following resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of the Company’s Named Executive Officers, as well as the philosophy, policies, and practices described in this proxy statement. You have the opportunity to vote for, against or abstain from voting on the following resolution relating to executive compensation.

RESOLVED, that the stockholders of Vistra Energy Corp. approve, on an advisory basis, the compensation of Vistra Energy Corp.’s Named Executive Officers listed in the 2017 Summary Compensation Table included in the proxy statement for this 2018 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.

Although your vote on executive compensation is not binding on the Company, the Board values the views of the stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

The Board of Directors recommends that stockholders vote FOR the proposal to approve, on an advisory basis, the compensation of our Named Executive Officers.

PROPOSAL 4 – FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In Proposal 3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this Proposal 4, the Board is also asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

The Board believes that an annual advisory vote on the compensation of the Company’s Named Executive Officers will allow stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is consistent with the Company’s efforts to engage in an ongoing dialogue with stockholders on executive compensation and corporate governance matters. Nevertheless, the Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Therefore, even though the advisory vote sought by this Proposal 4 is not binding on the Board, the Board intends to hold say-on-pay votes in the future in accordance with the frequency that receives the most stockholder support.

The Board of Directors recommends that stockholders vote FOR ONE YEAR as the frequency with which stockholders are provided an advisory vote regarding Named Executive Officer compensation.

AUDIT COMMITTEE REPORT

The principal purposes of the Audit Committee of the Board are to (i) oversee (a) the quality and integrity of the financial statements of the Company, (b) the Company’s financial reporting processes and financial statement audits, (c) the independent registered public accountant qualifications and independence, (d) the performance of the Company’s internal audit function and independent registered public accountant, (e) the systems of disclosure controls and procedures, and (f) the Company’s system of internal controls over financial reporting, accounting, legal compliance and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements; (ii) foster open communications among the independent registered public accountant, financial and senior management, internal audit and the Board; and (iii) encourage continuous improvement and foster adherence to the Company’s policies, procedures and practices at all levels. The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter which was approved by the Board and is available on the Company’s website at www.vistraenergy.com. The Audit Committee consists of directors of the Company who satisfy the requirements of independence and financial literacy under applicable law and regulations of the SEC and the NYSE and is chaired by Mr. Brian K. Ferraioli. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte & Touche”), the independent registered public accountant for the Company, the matters that are required to be discussed by Public Company Accounting Oversight Board Auditing Standards (“AS”) 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and letter from Deloitte & Touche, as required by the Public Company Accounting Oversight Board, regarding Deloitte & Touche’s independence and has discussed with Deloitte & Touche its independence. The Audit Committee has received reports from Deloitte & Touche and Company management relating to services provided by Deloitte & Touche and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by Deloitte & Touche for the year 2017 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring Deloitte & Touche’s independence, the Audit Committee has adopted a policy relating to the engagement of the Company’s independent registered public accountant, as described on page 53 of this proxy statement.

The Audit Committee reviewed and discussed with Company management and Deloitte & Touche the audited consolidated financial statements of the Company for 2017. The Audit Committee also discussed with Deloitte & Touche those matters required to be discussed by the Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X concerning the quality of the Company’s accounting principles as applied in its financial statements.

Based on its review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Additionally, as noted hereinafter in this proxy statement, the Audit Committee selected Deloitte & Touche to act as independent registered public accountant for 2018, subject to stockholder approval.

Stockholder comments to the Audit Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Audit Committee

Brian K. Ferraioli

Scott B. Helm

Jeff D. Hunter

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Subject to the approval of stockholders at the 2018 Annual Meeting, the Audit Committee has selected the firm of Deloitte & Touche LLP to act as independent registered public accountant for the Company for the year 2018 to audit the books of account and records of the Company and to make a report thereon to the stockholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution, which will be submitted to the stockholders for approval at the 2018 Annual Meeting:

RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent registered public accountant, to audit the books of account and records of the Company for the year 2018, to make a report thereon, and to perform other services, be, and hereby is, approved.

The firm of Deloitte & Touche LLP, independent registered public accountant, has been the independent registered public accountant for the Company since 2016, and also served as the independent accountant for the Predecessor prior to the Predecessor’s emergence from bankruptcy in 2016.

The Audit Committee has adopted a policy relating to the engagement of the Company’s independent registered public accountant. The policy provides that in addition to the audit of the financial statements, related quarterly reviews and other audit services, and providing services necessary to complete SEC filings, the Company’s independent registered public accountant may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent registered public accountant must be authorized by the Audit Committee in accordance with pre-approval procedures which are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Audit Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Audit Committee of services, if any, not previously approved and the review of the status of previously approved services. The Audit Committee may also approve certain on-going non-audit services not previously approved in the limited circumstances provided for in applicable SEC rules. All services performed by the independent registered public accountant for the Company and its subsidiaries in 2017 were pre-approved by the Audit Committee.

The policy defines those non-audit services which the Company’s independent registered public accountant may also be engaged to provide as follows: (i) audit related services (e.g., due diligence, accounting consultations and audits related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews; and the like); (ii) tax related services (e.g., tax compliance; general tax consultation and planning; tax advice related to mergers, acquisitions, and divestitures and the like); and (iii) other services (e.g., process improvement, review and assurance; litigation and rate case assistance; general research; forensic and investigative services; training services and the like). The policy prohibits the engagement of the Company’s independent registered public accountant to provide: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker-dealer, investment advisor, or investment banking services; (viii) legal and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, to be impermissible. In addition, the policy prohibits the Company’s independent registered public accountant from providing tax or financial planning advice to any officer of the Company.

Ongoing compliance with the Audit Committee’s policy relating to the engagement of Deloitte & Touche is monitored on behalf of the Audit Committee by the Company’s Chief Financial Officer. Reports from Deloitte & Touche and the Chief Financial Officer describing the services provided by the firm and fees for such services are provided to the Audit Committee no less often than quarterly.

PRINCIPAL ACCOUNTING FEES

For the periods October 1 - December 31, 2016 and January 1 – December 31, 2017, fees billed to the Company by Deloitte & Touche LLP were as follows:

	2016[1]	2017

Audit Fees. Fees for services necessary to perform the annual audit, review SEC filings, fulfill statutory and other attest service requirements, provide comfort letters and consents	$3,506,000	$3,109,000

Audit-Related Fees. Fees for services including due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards including standards related to the emergence from bankruptcy	$0	$135,000

Tax Fees. Fees for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities	$0	$0

All Other Fees. License fees for accounting research software products, fees for seminars and services including process improvement reviews, forensic accounting reviews, litigation assistance, and training services	$0	$10,000

Total	$3,506,000	$3,254,000

All of the fees and services described above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved under the Audit Committee’s pre-approval policy and pursuant to the applicable SEC rules and regulations. None of the services described above were provided pursuant to the de minimis exception provided for in applicable SEC rules and regulations.

Representatives of Deloitte & Touche are expected to be present at the 2018 Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The Audit Committee and Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending December 31, 2018.

[1]	Excludes amounts billed to Energy Future Holdings Corp. in 2016 that were attributable to the Predecessor

OTHER BUSINESS

Other than as stated herein, the Board does not intend to bring any business before the 2018 Annual Meeting and it has not been informed of any matters that may be presented to the 2018 Annual Meeting by others. However, if any other matters properly come before the 2018 Annual Meeting, it is the intent of the Board that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

This proxy statement and our 2017 annual report to stockholders are available on our website at www.vistraenergy.com.

By Order of the Board of Directors,

Cecily Small Gooch
Senior Vice President, Associate General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated: April 3, 2018

Whether or not you will be able to attend the meeting,

please vote your shares promptly.

ANNUAL MEETING OF VISTRA ENERGY CORP.

Date:	Tuesday, May 1, 2018
Time:	8:30 A.M. (Central Daylight Time)
Place:	Omni Mandalay Hotel at Las Colinas 221 East Las Colinas Boulevard Irving, Texas 75039
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR the election of the

Director nominees in proposals 1 and 2, FOR proposals 3 and 5, and

“One Year” for proposal 4.

1:	Election of Directors if Merger closes prior to Annual Meeting					Directors Recommend ê
		For		Withhold
	01 Hilary E. Ackermann	☐		☐		For
	02 Brian K. Ferraioli	☐		☐		For
	03 Jeff D. Hunter	☐		☐		For

2:	Election of Directors if Merger closes
After Annual Meeting
	01 Brian K. Ferraioli	☐		☐		For
	02 Jeff D. Hunter	☐		☐		For

		For	Against	Abstain

3:	Approve, on an advisory basis, named executive officer compensation.	☐	☐	☐		For

		1 Year	2 Years	3 Years	Abstain

4:	Approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐	1 Year

		For	Against	Abstain

5:	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐		For

	To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Vistra Energy Corp.

to be held on Tuesday, May 1, 2018

for Holders as of March 23, 2018

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To www.proxypush.com/VST		866-829-5001
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
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OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
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The undersigned hereby appoints Cecily Small Gooch and Ashley A. Burton, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them, to vote all the shares of capital stock of Vistra Energy Corp. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSALS 1 AND 2, FOR THE PROPOSALS IN 3 AND 5, AND “ONE YEAR” FOR PROPOSAL 4.

All votes must be received by 5:00 P.M., Eastern Time, April 30, 2018.

PROXY TABULATOR FOR

VISTRA ENERGY CORP.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Vistra Energy Corp.

Annual Meeting of Stockholders

May 1, 2018, 8:30 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Cecily Small Gooch and Ashley A. Burton, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Vistra Energy Corp. that the undersigned is entitled to vote at the annual meeting to stockholders on Tuesday, May 1, 2018 at 8:30 a.m. at Omni Mandalay Hotel at Las Colinas, 221 East Las Colinas Boulevard, Irving, Texas 75039, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instruction are specified, the proxy will be voted FOR the election of the director nominees specified in proposals 1 and 2, FOR the proposals in 3 and 5, and “One Year” for proposal 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)